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Exhibit 10.1

LOAN AND SECURITY AGREEMENT

FLEET RETAIL FINANCE INC.
ADMINISTRATIVE, DOCUMENTATION
AND COLLATERAL AGENT FOR
THE LENDERS REFERENCED HEREIN

GANDER MOUNTAIN COMPANY
THE BORROWER

FLEET SECURITIES INC.
THE LEAD ARRANGER

FOOTHILL CAPITAL CORPORATION
THE SYNDICATION AGENT

December 19, 2001

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
ARTICLE II. THE REVOLVING CREDIT		21
2.1.	ESTABLISHMENT OF REVOLVING CREDIT.	21
2.2.	ADVANCES IN EXCESS OF BORROWING BASE (OVERADVANCES).	22
2.3.	REVOLVING CREDIT LOAN REQUESTS.	22
2.4.	MAKING OF REVOLVING CREDIT LOANS.	22
2.5.	SWINGLINE LOANS.	24
2.6.	THE LOAN ACCOUNT.	25
2.9.	THE REVOLVING CREDIT NOTES.	26
2.7.	PAYMENT OF THE LOAN ACCOUNT.	26
2.8.	INTEREST ON REVOLVING CREDIT LOANS.	27
2.9.	EARLY TERMINATION FEE.	28
2.10.	CONCERNING FEES.	28
2.11.	AGENT'S AND REVOLVING CREDIT LENDERS' DISCRETION.	29
2.12.	PROCEDURES FOR ISSUANCE OF L/C'S.	30
2.13.	FEES FOR L/C'S.	31
2.14.	CONCERNING L/C'S.	32
2.15.	CHANGED CIRCUMSTANCES.	33
2.16.	LENDERS' COMMITMENTS.	34
ARTICLE III. REVOLVING CREDIT FUNDINGS AND DISTRIBUTIONS		35
3.1.	REVOLVING CREDIT FUNDING PROCEDURES.	35
3.1.	SWINGLINE LOANS.	35
3.2.	AGENT'S COVERING OF FUNDING.	36
ARTICLE IV. CONDITIONS PRECEDENT		38
4.1.	CORPORATE DUE DILIGENCE.	38
ARTICLE V. GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES		41
5.1.	PAYMENT AND PERFORMANCE OF LIABILITIES.	41
5.1.	DUE ORGANIZATION. AUTHORIZATION. NO CONFLICTS.	41
5.2.	INFRASTRUCTURE.	42
5.3.	LOCATIONS.	43
5.4.	TITLE TO ASSETS.	43
5.5.	INDEBTEDNESS.	44
5.6.	INSURANCE.	45
5.7.	LABOR RELATIONS.	46
5.8.	TAXES.	47
5.9.	ERISA.	48
5.10.	HAZARDOUS MATERIALS.	48
5.11.	COLLATERAL.	51
5.12.	ADEQUACY OF DISCLOSURE.	52
5.13.	FURTHER ASSURANCES.	53

ARTICLE VI. FINANCIAL REPORTING AND PERFORMANCE COVENANTS		53
6.1.	MAINTAIN RECORDS.	53
6.1.	ACCESS TO RECORDS.	54
6.2.	NOTICE TO AGENT.	54
6.3.	ANNUAL REPORTS.	56
6.4.	INVENTORIES, APPRAISALS, AND AUDITS.	57
6.5.	ADDITIONAL FINANCIAL INFORMATION.	58
ARTICLE VII. USE OF COLLATERAL		59
7.1.	USE OF INVENTORY COLLATERAL.	59
7.2.	VALIDITY OF ACCOUNTS.	59
ARTICLE VIII. CASH MANAGEMENT. PAYMENT OF LIABILITIES		60
8.1.	DEPOSITORY ACCOUNTS.	60
8.2.	CREDIT CARD RECEIPTS.	60
8.3.	CASH MANAGEMENT.	61
8.4.	PROCEEDS AND COLLECTIONS.	61
8.5.	PAYMENT OF LIABILITIES.	62
8.6.	THE OPERATING ACCOUNT.	63
ARTICLE IX. GRANT OF SECURITY INTEREST		63
9.1.	GRANT OF SECURITY INTEREST.	63
9.2.	EXTENT AND DURATION OF SECURITY INTEREST.	63
ARTICLE X. AGENT AS BORROWER'S ATTORNEY-IN-FACT		64
10.1.	APPOINTMENT AS ATTORNEY-IN-FACT.	64
10.2.	NO OBLIGATION TO ACT.	65
ARTICLE XI. EVENTS OF DEFAULT		65
11.1.	FAILURE TO PAY THE REVOLVING CREDIT.	65
11.2.	FAILURE TO MAKE OTHER PAYMENTS.	65
11.3.	FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD).	66
11.4.	FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).	66
11.5.	MISREPRESENTATION.	66
11.6.	ACCELERATION OF OTHER DEBT. BREACH OF LEASE.	66
11.7.	DEFAULT UNDER OTHER AGREEMENTS.	66
11.8.	UNINSURED CASUALTY LOSS.	66
11.1.	ATTACHMENT. JUDGMENT. RESTRAINT OF BUSINESS.	67
11.2.	CHALLENGE TO LOAN DOCUMENTS.	68
ARTICLE XII. RIGHTS AND REMEDIES UPON DEFAULT		68
12.1.	ACCELERATION.	68
12.2.	RIGHTS OF ENFORCEMENT.	68
12.1.	SALE OF COLLATERAL.	69

ARTICLE XIII. ACCELERATION AND LIQUIDATION		70
13.1.	ACCELERATION NOTICES.	70
13.2.	ACTIONS AT AND FOLLOWING INITIATION OF LIQUIDATION.	71
13.3.	AGENT'S CONDUCT OF LIQUIDATION.	71
13.4.	DISTRIBUTION OF LIQUIDATION PROCEEDS.	72
ARTICLE XIV. THE AGENT		73
14.1.	APPOINTMENT OF THE AGENT.	73
14.2.	RESPONSIBILITIES OF AGENT.	73
14.3.	CONCERNING DISTRIBUTIONS BY THE AGENT.	74
14.4.	CONFIDENTIAL INFORMATION.	75
14.5.	NON-RELIANCE ON AGENT AND OTHER REVOLVING CREDIT LENDERS.	76
14.6.	RESIGNATION OF AGENT.	77
ARTICLE XV. ACTION BY AGENTS—CONSENTS—AMENDMENTS—WAIVERS		77
15.1.	ADMINISTRATION OF CREDIT FACILITIES.	77
15.2.	ACTIONS REQUIRING AGENT'S CONSENT.	80
15.3.	MISCELLANEOUS ACTIONS.	81
15.4.	NONCONSENTING REVOLVING CREDIT LENDER.	81
ARTICLE XVI. ASSIGNMENTS BY REVOLVING CREDIT LENDERS		82
16.1.	ASSIGNMENTS AND ASSUMPTIONS.	83
16.2.	ASSIGNMENT PROCEDURES.	83
16.1.	EFFECT OF ASSIGNMENT.	84
ARTICLE XVII. NOTICES		84
17.1.	NOTICE ADDRESSES.	84
17.1.	NOTICE GIVEN.	85
ARTICLE XVIII. TERM		86
18.1.	TERMINATION OF REVOLVING CREDIT.	86
18.1.	ACTIONS ON TERMINATION.
ARTICLE XIX. GENERAL		87
19.1.	PROTECTION OF COLLATERAL.	87
19.2.	PUBLICITY.	87
19.3.	SUCCESSORS AND ASSIGNS.	87
19.4.	SEVERABILITY.	87
19.1.	AMENDMENTS. COURSE OF DEALING.	87
19.2.	COSTS AND EXPENSES OF THE AGENT.	89
19.3.	CONSENT TO JURISDICTION.	90
19.4.	WAIVERS.	94

EXHIBITS and SCHEDULES

Exhibits
Exhibit A	:	SwingLine Note
Exhibit B	:	Revolving Credit Note
Exhibit C	:	Borrowing Base Certificate
Exhibit D	:	Assignment and Acceptance
Exhibit E	:	Customs Agent Agreement
Schedules
2.22	:	Revolving Credit Lenders' Commitments
5.2	:	Corporate Information
5.6	:	Encumbrances
5.7	:	Indebtedness
5.8	:	Insurance Policies
5.14	:	Taxes
5.18	:	Litigation
5.19	:	Business Plan
5.24	:	Affiliate Transactions
5.26	:	Adequacy of Disclosure
6.5	:	Required Reporting Checklist
6.11	:	Minimum Operating Cash Flow and EBITDA
8.1	:	DDAs
8.2	:	Credit Card Arrangements

LOAN AND SECURITY AGREEMENT

Fleet Retail Finance Inc., as Agent

        Dated as of December 19, 2001

        THIS AGREEMENT is made among Fleet Retail Finance Inc. (in such capacity, herein the "Agent"), a Delaware corporation with offices at 40 Broad Street, Boston, Massachusetts 02109, as agent for the ratable benefit of the "Revolving Credit Lenders", who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become "Revolving Credit Lenders" in accordance with the provisions of Section 2.22, below; The Revolving Credit Lenders; and Gander Mountain Company (the "Borrower"), a Delaware corporation with its principal executive offices at 4567 West 80 Street, Bloomington, Minnesota 55437, in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

ARTICLE I. DEFINITIONS

        As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

          "Acceleration": The making of demand or declaration that any indebtedness, not otherwise due and payable, is due and payable. Derivations of the word "Acceleration" (such as "Accelerate") are used with like meaning in this Agreement.

          "Acceleration Notice": Written notice as follows:

            (a)   From the Agent to the Revolving Credit Lenders, as provided in 13.1(a).

            (b)   From the SuperMajority Lenders to the Agent, as provided in Section 13.1(b).

          "Account Debtor": Has the meaning given that term in the UCC.

          "Accounts" and "Accounts Receivable": Include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance.

          "ACH": Automated clearing house.

          "Additional Holiday Subordinated Debt": Unsecured Indebtedness of the Borrower owed to Holiday Companies in the original principal amount of $5,000,000, advanced pursuant to the terms of the Additional Holiday Subordinated Note, and all interest (including interest on overdue interest) thereon, in each case that is expressly subordinated and made junior to the payment and performance in full in cash of the Liabilities pursuant to the terms of the Intercreditor Agreement, such Indebtedness to otherwise be on terms and conditions acceptable to the Agent.

          "Additional Holiday Subordinated Note": The Subordinated Promissory Note dated as of December 19, 2001 pursuant to which Holiday Companies lends $5,000,000 to the Borrower, such Additional Holiday Subordinated Note to provide that the Borrower shall be permitted to repay principal and pay current interest to the extent permitted by Section 5.20(j) hereof.

          "Affiliate": The following:

            (a)   With respect to any Two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Ten Percent (10%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Ten Percent (10%) of their respective ownership is directly or indirectly held by the same third Person.

            (b)   Any Person which could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; or controls or is controlled by the Borrower.

          "Agent": Is referred to in the Preamble.

          "Agent's Cover": Is defined in Section 3.3(c)(i).

          "Agent's Fee": Is defined in Section 2.13.

          "Agent's Rights and Remedies": Is defined in Section 12.7.

          "Applicable Law": As to any Person: (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

          "Applicable Margin": For each calendar quarter, the Applicable Margin shall be the applicable margin set forth below with respect to the average level of Availability during the previous calendar quarter, provided, however, that until December 31, 2002, the Applicable Margin shall be set at the amount set forth opposite Level II below, and provided, further, that if, at the end of any calendar quarter ending during the period commencing on April 1, 2002 through December 31, 2002, average Availability falls below the minimum amount set forth opposite Level II below, then the Applicable Margin shall be set at the amount set forth opposite Level III or Level IV below, as applicable, and provided, further, that at no time prior to December 31, 2002 shall the Applicable Margin be set at the amount set forth opposite Level I below:

Level	Availability	Base Rate Applicable Margin	LIBOR Rate Applicable Margin
I	Greater than or equal to $17,500,000	0.75%	2.25%
II	Greater than or equal to $10,000,000 and less than $17,500,000	1.00%	2.50%
III	Greater than or equal to $6,000,000 and less than $10,000,000	1.25%	2.75%
IV	Less than $6,000,000	1.75%	3.25%

          "Appraised Inventory Liquidation Value": The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, determined from the then most recent appraisal of the Borrower's Inventory undertaken at the request of the Agent, to reflect the appraiser's estimate of the net recovery on the Borrower's Inventory in the event of an in-store liquidation of that Inventory.

          "Appraised Inventory Percentage": A percentage determined by the Agent from time to time which on average would not exceed Eighty Five Percent (85%) for any period of Twelve (12) consecutive fiscal months, provided, however, that at no time shall the Appraised Inventory Percentage be greater than Ninety Percent (90%).

          "Approved Customs Broker": A customs broker satisfactory to the Agent which has entered into a Customs Agent Agreement with the Agent and the Borrower.

          "Assignee Revolving Credit Lender": Is defined in Section 16.1(a).

          "Assigning Revolving Credit Lender": Is defined in Section 16.1(a).

          "Assignment and Acceptance": Is defined in Section 16.2.

          "Availability": The lesser of (a) or (b), where:

            (a)   is the result of

              (i)    The Maximum Revolving Credit Ceiling

      Minus

              (ii)   The aggregate unpaid balance of the Loan Account

      Minus

              (iii)  The aggregate undrawn Stated Amount of all then outstanding L/C's.

            (b)   is the result of

              (i)    The Borrowing Base

      Minus

              (ii)   The aggregate unpaid balance of the Loan Account

      Minus

              (iii)  The aggregate undrawn Stated Amount of all then outstanding L/C's.

      Minus

              (iv)  The aggregate of the Availability Reserves.

          Provided, that, for purposes of the definition of Applicable Margin and Section 5.20 hereof, Availability shall be determined solely by the terms of clause (b) hereof.

          "Availability Reserves": Such reserves as the Agent from time to time determines in the Agent's discretion as being appropriate to reflect the impediments to the Agent's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

            (i)    Rent for up to three (3) months for any store located in Pennsylvania, Virginia or Washington (but only if a landlord's waiver, acceptable to the Agent, has not been received by the Agent).

            (ii)   Customer Credit Liabilities.

            (iii)  Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which might have priority over the Collateral Interests of the Agent in the Collateral.

            (iv)  L/C Landing Costs.

          "Bankruptcy Code": Title 11, U.S.C., as amended from time to time.

          "Base": The "prime rate" announced from time to time by Fleet National Bank (or any successor-in-interest to Fleet National Bank). In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or index announced or published from time to time as the Agent, in good faith, designates as the functional equivalent to said Base Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set.

          "Base Margin Loan": Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

          "Base Margin Rate": The aggregate of Base plus the Base Rate Applicable Margin per annum.

          "Base Rate Applicable Margin". See definition of Applicable Margin.

          "Blocked Account": Any DDA into which the contents of any other DDA is transferred.

          "Blocked Account Agreement": An Agreement, in form satisfactory to the Agent, which Agreement recognizes the Agent's Collateral Interest in the contents of the DDA which is the subject of such Agreement and agrees that such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Agent.

          "Borrower": Is defined in the Preamble.

          "Borrowing Base": The aggregate of the following:

            (a)   The face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate.

          Plus

            (b)   The lesser of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate or (b) the Appraised Inventory Percentage of the Appraised Inventory Liquidation Value.

          "Borrowing Base Certificate": Is defined in Section 6.4.

          "Business Day": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or in Minneapolis, Minnesota, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Agent is not open to the general public to conduct business.

          "Business Plan": The Borrower's business plan annexed hereto as SCHEDULE 5.19 and any revision, amendment, or update of such business plan to which the Agent has provided its written sign-off.

          "Capital Expenditures": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

          "Capital Lease": Any lease which may be capitalized in accordance with GAAP.

          "Change in Control": The occurrence of any of the following:

            (a)   Holiday Companies, the Affiliates of Holiday Companies and the members of the Erickson Family, acting together, shall not have the right to elect a majority of the directors of the Borrower.

            (b)   The members of the Erickson Family, acting together, shall not have the right to elect a majority of the directors of Holiday Companies.

            (c)   The Erickson Family shall not, either directly or indirectly, own at least eighty percent (80%) of the issued and outstanding stock of Holiday Companies.

          "Chattel Paper": Has the meaning given that term in the UCC.

          "Closing Date": The date on which the conditions set forth in Section 4 have been satisfied and any Revolving Credit Loan is made or any L/C is to be issued hereunder.

          "Collateral": Is defined in Section 9.1.

          "Collateral Interest": Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

          "Concentration Account": Is defined in Section 8.3.

          "Consent": Actual consent given by the Revolving Credit Lender from whom such consent is sought.

          "Cost": The calculated cost of purchases, based upon the Borrower's accounting practices, known to the Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrower; the Borrower's purchase journal; or the Borrower's stock ledger.

          "Costs of Collection": Includes, without limitation, all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Agent's attorneys, and all reasonable out-of-pocket costs incurred by the Agent in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agent, where such costs and expenses are directly or indirectly related to or in respect of the Agent's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent's Rights and Remedies and/or any of the rights and remedies of the Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). "Costs of Collection" also includes the reasonable fees and expenses of Lenders' Special Counsel and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges. The Costs of Collection are Liabilities, and at the Agent's option may bear interest at the then effective Base Margin Rate.

          "Credit Card Advance Rate": Eighty Five Percent (85%).

          "Customer Credit Liability": Gift certificates, customer deposits, offsets, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of the Borrower to its retail customers and prospective customers.

          "Customs Agent Agreement": A Customs Agent Agreement, substantially in the form of EXHIBIT E hereto, entered into among the Agent, the Borrower and an Approved Customs Broker.

          "DDA": Any checking or other demand daily depository account maintained by the Borrower.

          "Delinquent Revolving Credit Lender": Defined in Section 3.3(c).

          "Deposit Account": Has the meaning given that term in the UCC and also includes all demand, time, savings, passbook, or similar accounts maintained with a bank.

          "Documents": Has the meaning given that term in the UCC.

          "Documents of Title": Has the meaning given that term in the UCC.

          "EBITDA": With respect to any fiscal period, an amount equal to the sum of (a) Net Income of the Borrower for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Net Income and without duplication, (i) depreciation and amortization for such fiscal period, plus (ii) income tax expense for such fiscal period, plus (iii) Interest Expense paid or accrued during such fiscal period, plus (iv) other noncash charges for such fiscal period (excluding LIFO reserves), all as determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or expense, plus (v) the net cash proceeds from the issuance of any Supplemental Holiday Subordinated Debt or capital stock constituting common or preferred equity (so long as any such preferred equity does not provide for scheduled or mandatory redemptions or the current payment of dividends) received by the Borrower during such fiscal period or, without duplication, the thirty (30) days following such fiscal period (excluding the net cash proceeds from the issuance of any capital stock which are used to prepay the Initial Holiday Subordinated Debt and/or the Additional Holiday Subordinated Debt) to the extent that the Supplemental Holiday Subordinated Debt has not been repaid.

          "Eligible Assignee": Any of (a) a commercial bank or finance company organized under the laws of the United States of America, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) any mutual fund, insurance company, or investment fund that is an "accredited investor" (as defined in Regulation D of the Securities Act of 1933, as amended); and (f) if, but only if, the Borrower is InDefault, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

          "Eligible Credit Card Receivables": Under Four (4) business day accounts due on a non-recourse basis from major credit card processors.

          "Eligible In-Transit Inventory": Inventory (without duplication as to Eligible Inventory), title to which has passed to the Borrower and which has then been shipped for receipt, within Forty Five (45) days, at a warehouse of the Borrower located in a jurisdiction in the United States in which the Agent will have a first and only perfected security interest in such Inventory, provided that

            (a)   Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Agent in its discretion from time to time determines to be eligible for borrowing; and

            (b)   The documents which relate to such shipment name the Agent as consignee of the subject Inventory and the Agent has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Agent of a Customs Agent Agreement).

          "Eligible Inventory": All of the following: (a) Such of the Borrower's Inventory, (not duplicative of Eligible In-Transit Inventory or Eligible L/C Inventory) at such locations, and of such types, character, qualities and quantities, as the Agent in its discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances (other than Permitted Encumbrances), (b) Eligible In-Transit Inventory, and (c) Eligible L/C Inventory.

          "Eligible L/C Inventory": Inventory (without duplication as to Eligible Inventory), which has then been shipped for receipt, within Forty Five (45) days, at a warehouse of any Borrower located in a jurisdiction in the United States in which the Agent will have a first and only perfected security interest in such Inventory and payment for the underlying Inventory is to be made by an L/C, provided that

            (a)   Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Agent in its discretion from time to time determines to be eligible for borrowing; and

            (b)   The documents which relate to such shipment name the Agent as consignee of the subject Inventory and the Agent has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Agent of a Customs Agent Agreement).

          "Employee Benefit Plan": As defined in ERISA.

          "Encumbrance": Each of the following:

            (a)   A Collateral Interest or agreement to create or grant a Collateral Interest; the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

            (b)   The filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction.

          "End Date": The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of any Revolving Credit Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

          "Environmental Laws": All of the following:

            (a)   Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

            (b)   The common law relating to damage to Persons or property from Hazardous Materials.

          "Equipment": Includes, without limitation, "equipment" as defined in the UCC, and also all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

          "Erickson Family": The descendants of Arthur T. and Elsie P. Erickson and Alfred W. and Rose E. Erickson, or trusts established primarily for the benefit of such descendants and/or their spouses or relatives.

          "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

          "Events of Default": Is defined in Article 11:. An "Event of Default" shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the requisite Revolving Credit Lenders or by the Agent as applicable.

          "Exempt DDA": A depository account maintained by the Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

          "Farm Products": Has the meaning given that term in the UCC.

          "Fee Letter": The Fee Letter, dated as of November 28, 2001 among the Borrower, the Agent and the Syndication Agent.

          "Fiscal": When followed by "month" or "quarter", the relevant fiscal period based on the Borrower's fiscal year and accounting conventions. When followed by reference to a specific year, Fiscal means the fiscal year which ends in a month of the year to which reference is being made (e.g. if the Borrower's fiscal year ends in January 2001 reference to that year would be to the Borrower's "Fiscal 2001").

          "Fixtures": Has the meaning given that term in the UCC.

          "FRFI": Fleet Retail Finance Inc.

          "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

          "General Intangibles": Includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, copyright applications, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, trademark applications, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

          "Goods": Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

          "Hazardous Materials": Any (a) substance which is defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

          "Holiday Companies": Holiday Companies, a Minnesota corporation.

          "Holiday Subordinated Debt": The Initial Holiday Subordinated Debt, the Additional Holiday Subordinated Debt and the Supplemental Holiday Subordinated Debt.

          "Holiday Subordinated Notes": The Initial Holiday Subordinated Note, the Additional Holiday Subordinated Note and the Supplemental Holiday Subordinated Notes.

          "Indebtedness": As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

            (a)   every obligation of such Person for money borrowed.

            (b)   every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses.

            (c)   every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person.

            (d)   every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by more than Forty Five (45) days or which are being contested in good faith).

            (e)   every obligation of such Person under any Capital Lease.

            (f)    every obligation of such Person under any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes (a "Synthetic Lease").

            (g)   all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith.

            (h)   every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock issued by such Person or any rights measured by the value of such capital stock.

            (i)    every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract").

            (j)    every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law.

            (k)   every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

        The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capital Lease shall be the principal component of the aggregate of the rentals obligation under such Capital Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "InDefault": Any occurrence, circumstance, or state of facts with respect to the Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

          "Indemnified Person": Is defined in Section 19.13.

          "Initial Holiday Subordinated Debt": Unsecured Indebtedness of the Borrower owed to Holiday Companies in the original principal amount of $50,000,000, advanced pursuant to the terms of the Initial Holiday Subordinated Note, and all interest (including interest on overdue interest) thereon, in each case that is expressly subordinated and made junior to the payment and performance in full in cash of the Liabilities pursuant to the terms of the Intercreditor Agreement, such Indebtedness to otherwise be on terms and conditions acceptable to the Agent.

          "Initial Holiday Subordinated Note": The Subordinated Promissory Note dated as of December 19, 2001 pursuant to which Holiday Companies lends $50,000,000 to the Borrower, such Initial Holiday Subordinated Note to provide that the Borrower shall be permitted to repay principal and pay current interest to the extent permitted by Section 5.20(i) hereof.

          "Instruments": Has the meaning given that term in the UCC.

          "Interest Expense": For any period, the aggregate amount of interest required to be paid or accrued by the Borrower during such period on all Indebtedness of the Borrower outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

          "Intercreditor Agreement": The Intercreditor Agreement, dated as of the Closing Date among the Borrower, the Agent, Holiday Companies, such Intercreditor Agreement to be on terms and conditions acceptable to the Agent.

          "Interest Payment Date": With reference to:

          Each LIBOR Loan: The last day of the Interest Period relating thereto (and on the last day of month three for any such loan which has a six month Interest Period); the Termination Date; and the End Date.

          Each Base Margin Loan: The first day of each month; the Termination Date; and the End Date.

          "Interest Period": The following:

            (a)   With respect to each LIBOR Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject LIBOR Loan and ending one, two, three, or six months thereafter, as the Borrower may elect by notice (pursuant to Section 2.5) to the Agent.

            (b)   With respect to each Base Margin Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Base Margin Loan and ending on that date (i) as of which the subject Base Margin Loan is converted to a LIBOR Loan, as the Borrower may elect by notice (pursuant to Section 2.5) to the Agent, or (ii) on which the subject Base Margin Loan is paid by the Borrower.

            (c)   The setting of Interest Periods is in all instances subject to the following:

                (i)  Any Interest Period for a Base Margin Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

               (ii)  Any Interest Period for a LIBOR Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

              (iii)  Subject to Subsection (iv), below, any Interest Period applicable to a LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

              (iv)  Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

               (v)  The number of Interest Periods in effect at any one time is subject to Section 2.11(d) hereof.

          "Inventory": Includes, without limitation, "inventory" as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are to be furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

          "Inventory Advance Rate": The following percentages (in each case subject to upward adjustment by up to Two Percent (2.00%) in the Agent's discretion so long as the Borrower is in compliance with the Appraised Inventory Percentage) during the periods indicated:

Period	Percentage
December 1 through March 31 of any year	61%
April 1 through June 30 of any year	65%
July 1 through August 15 of any year	61%
August 16 through November 30 of any year	65%

          "Inventory Reserves": Such Reserves as may be established from time to time by the Agent in the Agent's discretion with respect to Eligible Inventory. Inventory Reserves shall be such reserves established by the Agent in connection with the Closing Date. Thereafter, the Agent may make adjustments from time to time relating to, among other things, determinations by the Agent that: (i) the number of days of the turnover of the inventory of the Borrower for any period has changed in any material respect, (ii) the liquidation value of the Eligible Inventory, or any category thereof, has changed in any material respect, or (iii) the nature and quality of the inventory of the Borrower has changed in any material respect or the mix of such inventory has changed materially. In determining whether to establish Reserves, the Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Inventory or in establishing the Availability Reserves.

          "Investment Property": Has the meaning given that term in the UCC.

          "Issuer": The issuer of any L/C.

          "L/C": Any letter of credit, the issuance of which is procured by the Agent for the account of the Borrower and any acceptance made on account of such letter of credit.

          "L/C Landing Costs": To the extent not included in the Stated Amount of an L/C, customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to "land" the Inventory, the purchase of which is supported by such L/C.

          "Lead Arranger": Fleet Securities Inc.

          "Lease": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

          "Leasehold Interest": Any interest of the Borrower as lessee under any Lease.

          "Lenders' Special Counsel": A single counsel, selected by the Majority Lenders following the occurrence of an Event of Default, to represent the interests of the Revolving Credit Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as in connection with any "workout", forbearance, or restructuring of the credit facility contemplated hereby.

          "Letter-of-Credit Right": Has the meaning given that term in the UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

          "Liabilities": Includes, without limitation, the following:

            (a)   All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

                (i)  Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or any Revolving Credit Lender, each of every kind, nature, and description.

               (ii)  Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or any Revolving Credit Lender (including all future advances whether or not made pursuant to a commitment by the Agent or any Revolving Credit Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Revolving Credit Lender may hold against the Borrower.

              (iii)  All notes and other obligations of the Borrower now or hereafter assigned to or held by the Agent or any Revolving Credit Lender, each of every kind, nature, and description.

              (iv)  All interest, fees, and charges and other amounts which may be charged by the Agent or any Revolving Credit Lender to the Borrower and/or which may be due from the Borrower to the Agent or any Revolving Credit Lender from time to time.

               (v)  All costs and expenses incurred or paid by the Agent or any Revolving Credit Lender in respect of any agreement between the Borrower and the Agent or any Revolving Credit Lender or instrument furnished by the Borrower to the Agent or any Revolving Credit Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

              (vi)  Any and all covenants of the Borrower to or with the Agent or any Revolving Credit Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Agent or any Revolving Credit Lender or instrument furnished by the Borrower to the Agent or any Revolving Credit Lender.

             (vii)  Each of the foregoing as if each reference to the "the Agent or any Revolving Credit Lender" were to each Affiliate of the Agent.

            (b)   Any and all direct or indirect liabilities, debts, and obligations of the Borrower to the Agent or any Affiliate of the Agent, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of the Borrower pursuant to this or any other Loan Document, including cash management services, the provision of interest rate protection or other hedging arrangements and the issuances of L/C's.

          "LIBOR Business Day": Any day which is both a Business Day and a day on which the principal market in LIBORs in which Fleet National Bank participates is open for dealings in United States Dollar deposits.

          "LIBOR Loan": Any Revolving Credit Loan which bears interest at a LIBOR Rate.

          "LIBOR Offer Rate": (a) That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent at which deposits on U.S. Dollars for such Interest Period are offered based on information presented on Telerate Page 3750 at or about 10:00AM Two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan for a deposit approximately in the amount of the subject loan, for a period of time approximately equal to such Interest Period, or (b) if such information on such Telerate Page is not available, the rate at which deposits on U.S. Dollars are offered to Fleet National Bank, by first-class banks in the LIBOR market in which Fleet National Bank participates at 10:00AM Two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan for a deposit approximately in the amount of the subject loan, for a period of time approximately equal to such Interest Period.

          "LIBOR Rate": That per annum rate which is the aggregate of the LIBOR Offer Rate plus the LIBOR Rate Applicable Margin except that, in the event that the Agent determines that any Revolving Credit Lender may be subject to the Reserve Percentage, the "LIBOR Rate" shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

            (a)   is the decimal equivalent of the following fraction:

LIBOR Offer Rate 1 minus Reserve Percentage

            (b)   is the LIBOR Rate Applicable Margin.

          "LIBOR Rate Applicable Margin": See definition of Applicable Margin.

          "Liquidation": The exercise, by the Agent, of those rights accorded to the Agent under the Loan Documents as a creditor of the Borrower following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral. Derivations of the word "Liquidation" (such as "Liquidate") are used with like meaning in this Agreement.

          "Loan Account": Is defined in Section 2.8.

          "Loan Commitment": With respect to each Revolving Credit Lender, that respective Revolving Credit Lender's Revolving Credit Dollar Commitment.

          "Loan Documents": This Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with the Agent or any Affiliate of the Agent, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, interest rate protection, or equipment leasing services provided by the Agent or any Affiliate of the Agent, as each may be amended from time to time.

          "Local Account": Is defined in Section 8.3.

          "Majority Lenders": Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 51% or more of the Loan Commitments (other than any Loan Commitments held by Delinquent Revolving Credit Lenders).

          "Material Accounting Change": Any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 6.11 where such a breach would not have occurred if such change had not taken place or visa versa.

          "Maturity Date": The third anniversary of the Closing Date.

          "Maximum Revolving Credit Ceiling": $100,000,000.

          "Maximum Revolving Credit Dollar Commitment": As set forth on SCHEDULE 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

          "Net Income": The net income (or deficit) of the Borrower, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

          "Nominee": A business entity (such as a corporation or limited partnership) formed by the Agent to own or manage any Post Foreclosure Asset.

          "Operating Account": Is defined in Section 8.3.

          "Operating Cash Flow": With respect to any fiscal period, an amount equal to EBITDA for such fiscal period less Capital Expenditures for such period in excess of the amount financed by indebtedness permitted by Section 5.7.

          "OverAdvance": A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, immediately after its having been made, Availability is less than zero.

          "Participant": Is defined in Section 16.4, hereof.

          "Payment Intangible": Has the meaning given that term in the UCC and also refers to any general intangible under which the Account Debtor's primary obligation is a monetary obligation.

          "Perfection Certificate": The Perfection Certificate dated as of the date of this Agreement and delivered by the Borrower to the Agent.

          "Permitted Encumbrances": Those Encumbrances permitted as provided in Section 5.6(a) hereof.

          "Permitted Investments": Is defined in Section 5.19(c) hereof.

          "Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

          "Post Foreclosure Asset": All or any part of the Collateral, ownership of which is acquired by the Agent or a Nominee on account of the "bidding in" at a disposition as part of a Liquidation or by reason of a "deed in lieu" type of transaction.

          "Proceeds": Includes, without limitation, "Proceeds" as defined in the UCC and each type of property described in Section 9.1 hereof.

          "Protective OverAdvances": Revolving Credit Loans which are OverAdvances, but as to which each of the following conditions is satisfied: (a) the Maximum Revolving Credit Ceiling is not exceeded; and (b) when aggregated with all other Protective OverAdvances, such Revolving Credit Loans do not aggregate more than $5,000,000; and (c) such Revolving Credit Loans are made or undertaken in the Agent's discretion to protect and preserve the interests of the Revolving Credit Lenders.

          "Real Estate": All real property at any time owned or leased (as lessee or sublessee) by the Borrower.

          "Receipts": All cash, cash equivalents, money, checks, credit card slips, receipts and other Proceeds from any sale of the Collateral.

          "Receivables Collateral": That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Intangibles, Letter-of-Credit Rights, bankers' acceptances, and all other rights to payment.

          "Reference Period": Any period of twelve (12) consecutive fiscal months of the Borrower ending on the relevant date, provided, however, that until such time as twelve (12) full fiscal months of the Borrower have elapsed after November 30, 2001, such shorter period of one (1) up to eleven (11) full fiscal months elapsed since November 30, 2001.

          "Register": Is defined in Section 16.2(c).

          "Requirements of Law": As to any Person:

            (a)   Applicable Law.

            (b)   That Person's organizational documents.

            (c)   That Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

          "Reserve Percentage": The decimal equivalent of that rate applicable to a Revolving Credit Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Revolving Credit Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

          "Reserves": The following: Availability Reserves and Inventory Reserves.

          "Retail": The lower of

            (a)   The Cost of Inventory divided by the Cost Factor (except that, for purposes of the determination of "Availability", the Cost of Inventory shall be the Cost of Eligible Inventory); or

            (b)   the lowest ticketed or promoted price at which the subject inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower's accounting system).

          "Revolving Credit": Revolving credit loans made or to be made by the Revolving Credit Lenders pursuant to Section 2.1 and SwingLine Loans.

          Revolving Credit Dollar Commitment": With respect to each Revolving Credit Lender, such Revolving Credit Lender's Revolving Credit Percentage Commitment multiplied by the Maximum Revolving Credit Ceiling.

          "Revolving Credit Early Termination Fee": Is defined in Section 2.15.

          "Revolving Credit Lenders": Each Revolving Credit Lender to which reference is made in the Preamble of this Agreement and any other Person who becomes a "Revolving Credit Lender" in accordance with the provisions of this Agreement.

          "Revolving Credit Loans": Loans made under the Revolving Credit, except that where the term "Revolving Credit Loan" is used with reference to available interest rates applicable to the loans under the Revolving Credit, it refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See Section 2.11, 2.11(c)).

          "Revolving Credit Note": Is defined in Section 2.9.

          "Revolving Credit Obligations": The aggregate of the Borrower's liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

          "Revolving Credit Percentage Commitment": As set forth on SCHEDULE 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

          "Stated Amount": The maximum amount for which an L/C may be honored.

          "SuperMajority Lenders": Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 66 2/3% or more of the Loan Commitments (other than Loan Commitments held by a Delinquent Revolving Credit Lender).

          "Supplemental Holiday Subordinated Debt": Unsecured Indebtedness of the Borrower owed to Holiday Companies or any Holiday Affiliate advanced pursuant to the terms of Supplemental Holiday Subordinated Notes, and all interest (including overdue interest) thereon, in each case that is expressly subordinated and made junior to the payment and performance in full in cash of the Liabilities pursuant to the terms of the Intercreditor Agreement, such Indebtedness to otherwise be on terms and conditions acceptable to the Agent.

          "Supplemental Holiday Subordinated Notes": Any Subordinated Promissory Note issued following the Closing Date pursuant to which Holiday Companies or any Holiday Affiliate provides financing to the Borrower, any such Supplemental Holiday Subordinated Note to provide that the Borrower shall be permitted to repay principal and pay current interest to the extent permitted by Section 5.20(k) hereof.

          "Supporting Obligation": Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

          "SwingLine": The facility pursuant to which the SwingLine Lender may advance Revolving Credit Loans aggregating up to the SwingLine Loan Ceiling.

          "SwingLine Lender": FRFI.

          "SwingLine Loan Ceiling": $10,000,000 (subject to increase as provided in Section 15.4).

          "SwingLine Loans": Is defined in Section 2.7.

          "SwingLine Note": Is defined in Section 2.7(c).

          "Syndication Agent": Foothill Capital Corporation.

          "Termination Date": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 11.11, below; or (c) the Agent's notice to the Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 11.11, below; or (d) that date, Ninety (90) days following irrevocable written notice of which is provided by the Borrower to the Agent.

          "Trademark Pledge Agreement": The Trademark Collateral Security and Pledge Agreement, dated as of the Closing Date among the Borrower and the Agent, for the benefit of the Revolving Credit Lenders, such Trademark Pledge Agreement to be on terms and conditions acceptable to the Agent.

          "Transfer": Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Agent making such Transfer and the subject Revolving Credit Lender. Wire instructions may be changed in the same manner that Notice Addresses may be changed (Section 17.1), except that no change of the wire instructions for Transfers to any Revolving Credit Lender shall be effective without the consent of the Agent.

          "UCC": The Uniform Commercial Code as in effect from time to time in Massachusetts.

          "Unanimous Consent": Consent of Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 100% of the Loan Commitments (other than Loan Commitments held by a Delinquent Revolving Credit Lender).

          "Upfront Fee": Is defined in Section 2.12.

          "Unused Line Fee": Is defined in Section 2.14.

ARTICLE II. THE REVOLVING CREDIT

  2.1. ESTABLISHMENT OF REVOLVING CREDIT.

        (a)   The Revolving Credit Lenders hereby establish a revolving line of credit in the Borrower's favor pursuant to which each Revolving Credit Lender, subject to, and in accordance with, this Agreement, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein.

        (b)   Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Agent by reference to Borrowing Base Certificates furnished as provided in Section 6.4, below, and shall be subject to the following:

            (i)  Such determination shall take into account such Reserves as the Agent may reasonably determine as being applicable thereto.

           (ii)  The Cost of Eligible Inventory will be determined in a manner consistent with current tracking practices, based on the Borrower's stock ledger inventory.

        (c)   The commitment of each Revolving Credit Lender to provide such loans, advances, and financial accommodations is subject to Section 2.22.

        (d)   The proceeds of borrowings under the Revolving Credit shall be used to refinance existing Indebtedness and otherwise in accordance with the Business Plan for the Borrower's working capital and inventory purchases, all solely to the extent permitted by this Agreement. No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrower other than in the ordinary course of the Borrower's business and consistent with the provisions of this Agreement.

  2.2. ADVANCES IN EXCESS OF BORROWING BASE (OVERADVANCES).

        (a)   No Revolving Credit Lender has any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrower where the result of such loan, advance, or credit is an OverAdvance.

        (b)   The Revolving Credit Lenders' obligations, among themselves, are subject to Section 3.3(a) (which relates to each Revolving Credit Lender's making amounts available to the Agent) and to Section 15.3(a) (which relates to Protective OverAdvances).

        (c)   The Revolving Credit Lenders' providing of an OverAdvance on any one occasion does not affect the obligations of the Borrower hereunder (including the Borrower's obligation to immediately repay any amount which otherwise constitutes an OverAdvance) nor obligate the Revolving Credit Lenders to do so on any other occasion.

        2.2.1.    RISKS OF VALUE OF COLLATERAL.    The Agent's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Revolving Credit Lender relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

        2.2.2.    COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF CREDIT.    Subject to the provisions of this Agreement, the Revolving Credit Lenders shall make a loan or advance under the Revolving Credit and the Agent shall have an L/C issued for the account of the Borrower, in each instance if duly and timely requested by the Borrower as provided herein provided that:

            (i)  No OverAdvance is then outstanding and none will result therefrom.

           (ii)  The Revolving Credit has not been suspended (as to which, see Section 2.5(g)).

  2.3. REVOLVING CREDIT LOAN REQUESTS.

        (a)   Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Borrower in the form attached as EXHIBIT C or in such other manner as may from time to time be acceptable to the Agent.

        (b)   Subject to the provisions of this Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Agent by no later than the following:

            (i)  If such Revolving Credit Loan is to be or is to be converted to a Base Margin Loan: By 1:00PM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Base Margin Loans requested by the

  Borrower, other than those resulting from the conversion of a LIBOR Loan, shall not be less than $10,000.

           (ii)  If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a LIBOR Loan: By 10:30AM Two (2) LIBOR Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. LIBOR Loans and conversions to LIBOR Loans shall each be not less than $1,000,000 and in increments of $100,000 in excess of such minimum.

          (iii)  Any LIBOR Loan which matures while the Borrower is InDefault shall be converted, at the option of the Agent, to a Base Margin Loan notwithstanding any notice from the Borrower that such Loan is to be continued as a LIBOR Loan.

        (c)   Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or LIBOR Business Day, as applicable.

        (d)   The Borrower may request that the Agent cause the issuance by the Issuer of L/C's for the account of the Borrower as provided in Section 2.18.

        (e)   The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Agent.

        (f)    A request by the Borrower for a loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

            (i)  There has been no material adverse change in the Borrower's financial condition from the most recent financial information furnished Agent or any Revolving Credit Lender pursuant to this Agreement.

           (ii)  To the extent necessary, all or a portion of any loan or advance so requested will be set aside by the Borrower to cover the Borrower's obligations for sales tax on account of sales since the then most recent borrowing pursuant to the Revolving Credit.

          (iii)  Each representation which is made herein or in any of the Loan Documents was true in all material respects as of the date as of which they were made and each of the representations and warranties contained in this Agreement are true in all material respects, with the same effect as if made at and as of the date of such request (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

          (iv)  Unless accompanied by a written Certificate of the Borrower's President or its Chief Financial Officer describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition, that the Borrower is not InDefault.

        (g)   If, at any time or from time to time, the Borrower is InDefault:

            (i)  The Agent may suspend the Revolving Credit immediately, in which event, neither the Agent nor any Revolving Credit Lender shall be obligated, during such suspension, to make any loan or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

           (ii)  The Agent may suspend the right of the Borrower to request any LIBOR Loan or to convert any Base Margin Loan to a LIBOR Loan.

  2.4. MAKING OF REVOLVING CREDIT LOANS.

        (a)   A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Borrower.

        (b)   A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Agent and the Revolving Credit Lenders for the amount thereof immediately) at the following:

            (i)  The Agent's initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).

           (ii)  The charging of the amount of such loan to the Loan Account (in all other circumstances).

        (c)   Except where there has been gross negligence or willful misconduct on the part of the Agent or any Revolving Credit Lender, there shall not be any recourse to or liability of the Agent or any Revolving Credit Lender, on account of:

            (i)  Any delay in the making of any loan or advance requested under the Revolving Credit.

           (ii)  Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

          (iii)  Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent in accordance with wire instructions provided to the Agent by the Borrower.

  2.5. SWINGLINE LOANS.

        (a)   For ease of administration, Base Margin Loans may be made by the SwingLine Lender (in the aggregate, the "SwingLine Loans") in accordance with the procedures set forth in this Agreement for the making of loans and advances under the Revolving Credit. The unpaid principal balance of the SwingLine Loans shall not at any one time be in excess of the SwingLine Loan Ceiling.

        (b)   The aggregate unpaid principal balance of SwingLine Loans shall bear interest at the rate applicable to Base Margin Loans and shall be repayable as a loan under the Revolving Credit.

        (c)   The Borrower's obligation to repay SwingLine Loans shall be evidenced by a Note (the "SwingLine Note"), in the form of EXHIBIT A, annexed hereto, executed by the Borrower, and payable to the SwingLine Lender. Neither the original nor a copy of that Note shall be required, however, to establish or prove any Liability. The Borrower shall execute a replacement of any SwingLine Note which has been lost, mutilated, or destroyed thereof and deliver such replacement to the SwingLine Lender.

        (d)   For all purposes of this Loan Agreement, the SwingLine Loans and the Borrower's obligations to the SwingLine Lender constitute Revolving Credit Loans and are secured as "Liabilities".

        (e)   SwingLine Loans may be subject to periodic settlement with the Revolving Credit Lenders as provided in this Agreement.

  2.6. THE LOAN ACCOUNT.

        (a)   An account ("Loan Account") shall be opened on the books of the Agent in which a record shall be kept of all loans, advances and payments made under the Revolving Credit.

        (b)   The Agent shall also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and each Revolving Credit Lender on account of the Liabilities and of all credits against such amounts so owed.

        (c)   All credits against the Liabilities shall be conditional upon final payment to the Agent for the account of each Revolving Credit Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Agent or any Revolving Credit Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

        (d)   Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

        (e)   The Agent, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Revolving Credit Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverAdvance may result thereby. Such action on the part of the Agent shall not constitute a waiver of the Agent's rights and the

Borrower's obligations under Section 2.10(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest at the interest rate then and thereafter applicable to Base Margin Loans.

        (f)    Any statement rendered by the Agent or any Revolving Credit Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within Thirty (30) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

        2.6.1.    THE REVOLVING CREDIT NOTES.    The Borrower's obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a "Revolving Credit Note") in the form of EXHIBIT B, annexed hereto, executed by the Borrower, one payable to each Revolving Credit Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Agent.

  2.7. PAYMENT OF THE LOAN ACCOUNT.

        (a)   The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

        (b)   The Borrower, without notice or demand from the Agent or any Revolving Credit Lender, shall pay the Agent that amount, from time to time, which is necessary so that there is no OverAdvance outstanding.

        (c)   The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

        (d)   The Agent shall endeavor to cause the application of payments (if any), pursuant to Sections 2.10(a) and 2.10(b) against LIBOR Loans then outstanding in such manner as results in the least cost to the Borrower, but shall not have any affirmative obligation to do so nor liability on account of the Agent's failure to have done so. In no event shall action or inaction taken by the Agent excuse the Borrower from any indemnification obligation under Section 2.10(e).

        (e)   The Borrower shall indemnify the Agent and each Revolving Credit Lender and hold the Agent and each Revolving Credit Lender harmless from and against any loss, cost or expense (including loss of anticipated profits and amounts payable by the Agent or such Revolving Credit Lender on account of "breakage fees" (so-called)) which the Agent or such Revolving Credit Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

            (i)  Default by the Borrower in payment of the principal amount of or any interest on any LIBOR Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by such Revolving Credit Lender in order to maintain its LIBOR Loans.

           (ii)  Default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

          (iii)  The making of any payment on a LIBOR Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto.

  2.8. INTEREST ON REVOLVING CREDIT LOANS.

        (a)   Each Revolving Credit Loan shall bear interest at the Base Margin Rate unless timely notice is given (as provided in Section 2.5) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Loan.

        (b)   Each Revolving Credit Loan which consists of a LIBOR Loan shall bear interest at the applicable LIBOR Rate.

        (c)   Subject to, and in accordance with, the provisions of this Agreement, the Borrower may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Base Margin Rate or the LIBOR Rate as specified from time to time by the Borrower.

        (d)   The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than Six (6) LIBOR Rates applicable to the Revolving Credit Loans at any one time.

        (e)   The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears as follows:

            (i)  On the applicable Interest Payment Date for that Revolving Credit Loan.

           (ii)  On the Termination Date and on the End Date.

          (iii)  Following the occurrence of any Event of Default, with such frequency as may be determined by the Agent.

        (f)    Following the occurrence and during the continuance of any Event of Default (and whether or not the Agent exercises the Agent's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent or at the instruction of the SuperMajority Lenders at a rate which is the aggregate of the rate applicable to Base Margin Loans plus Three Percent (3%) per annum.

        2.8.1.    UPFRONT FEE.    In consideration of the commitment to make loans and advances to the Borrower under the Revolving Credit, and to maintain sufficient funds available for such purpose, there has been earned and the Borrower shall pay to the Agent the "Upfront Fee" (so referred to herein) as set forth in the Fee Letter.

        2.8.2.    AGENT'S FEE.    In addition to any other fee or expense to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent the "Agent's Fee" as set forth in the Fee Letter.

        2.8.3.    UNUSED LINE FEE.    In addition to any other fee to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent the "Unused Line Fee" (so referred to herein) of 0.375% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Maximum Revolving Credit Ceiling and the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C's outstanding during the relevant period. The Unused Line Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

  2.9. EARLY TERMINATION FEE.

        (a)   In the event that the Termination Date occurs, for any reason (other than because the Termination Date occurs as a result of funds borrowed from FRFI, Fleet National Bank or any of their Affiliates), prior to the Maturity Date, the Borrower shall pay to the Agent, for the benefit of the Revolving Credit Lenders, the "Revolving Credit Early Termination Fee" (so referred to herein) determined and payable as follows:

            (i)  $1,000,000 if the Termination Date occurs on or before the first anniversary of the date of this Agreement.

           (ii)  $500,000 if the Termination Date occurs after the first anniversary of the date of this Agreement but on or before the second anniversary of the date of this Agreement.

          (iii)  $0 at all times after the second anniversary of the date of this Agreement.

        (b)   The Revolving Credit Early Termination Fee shall be allocated to the Revolving Credit Lenders pro rata based upon their Revolving Credit Dollar Commitment.

  2.10. CONCERNING FEES.

        (a)   In addition to any other right to which the Agent is then entitled on account thereof, the Agent may assess an additional fee payable by the Borrower on account of the accommodation by the Agent, from time to time, of the Borrower's request that the Agent depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrower's failure to comply with any of such provisions.

            (i)  By way of non-exclusive example, the Agent may assess a fee on account of any of the following:

            (A)  The Borrower's failure to pay that amount which is necessary so that no OverAdvance is outstanding (as required under Section 2.10(b) hereof).

            (B)  The providing of a loan or advance under the Revolving Credit or charging of the Loan Account such that an OverAdvance is made.

            (C)  The foreshortening of any of the time frames with respect to the making of Revolving Credit Loans as set forth in Section 2.5.

            (D)  The Borrower's failure to provide a financial statement or report within the applicable time frame provided for such report under Article 6:.

           (ii)  The inclusion of the foregoing right on the part of the Agent to assess a fee does not constitute an obligation, on the part of the Agent, to waive any provision of this Agreement under any circumstances. The assessment of any such fee in any particular circumstance shall not constitute the Agent's waiver of any breach of this Agreement on account of which such fee was assessed nor a course of action on which the Borrower may rely.

        (b)   The Borrower shall not be entitled to any credit, rebate or repayment of any fee earned by the Agent or any Revolving Credit Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent's and any Revolving Credit Lender's respective obligation to make loans and advances hereunder.

  2.11. AGENT'S AND REVOLVING CREDIT LENDERS' DISCRETION.

        (a)   Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or any Revolving Credit Lender shall be to such Person's reasonable exercise of its judgment, in good faith, based upon such Person's consideration of any such factors as the Agent or that Revolving Credit Lender believes, taking into account information of which that Person then has actual knowledge:

            (i)  Will or reasonably would be expected to affect the value of the Collateral, the enforceability of the Agent's Collateral Interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent's realizing upon the Collateral and likely Costs of Collection).

           (ii)  That any report or financial information delivered to the Agent or any Revolving Credit Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.

          (iii)  An increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding.

          (iv)  That the Borrower is InDefault.

        (b)   In the exercise of such judgement, the Agent and each Revolving Credit Lender also may take into account any of the following factors:

            (i)  Those included in, or tested by, the definitions of "Eligible Inventory" and "Cost".

           (ii)  Changes in the current financial and business climate of the industry in which the Borrower competes (having regard for the Borrower's position in that industry).

          (iii)  Changes in general macroeconomic conditions which have a material effect on the Borrower's cost structure.

          (iv)  Material changes in or to the mix of the Borrower's Inventory.

           (v)  Changes in seasonality with respect to the Borrower's Inventory and patterns of retail sales.

          (vi)  Changes in such other factors as the Agent and each Revolving Credit Lender reasonably determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

        (c)   The burden of establishing the failure of the Agent or any Revolving Credit Lender to have acted in a reasonable manner in such Person's exercise of such discretion shall be the Borrower's.

  2.12. PROCEDURES FOR ISSUANCE OF L/C'S.

        (a)   The Borrower may request that the Agent cause the issuance by the Issuer of L/C's for the account of the Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Agent.

        (b)   The Agent will cause the issuance of any L/C so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.5(g) and if so issued:

            (i)  The aggregate Stated Amount of all L/C's then outstanding, does not exceed Fifteen Million Dollars ($15,000,000).

           (ii)  The expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

            (A)  Standby's: One (1) year from initial issuance.

            (B)  Documentary's: Two Hundred Seventy (270) days from issuance.

          (iii)  If the expiry of an L/C is later than the Maturity Date, the Agent may require such L/C to be 105% cash collateralized at its issuance.

          (iv)  An OverAdvance will not result from the issuance of the subject L/C.

        (c)   The Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

        (d)   Except where there has been gross negligence or willful misconduct on the part of the Agent or any Revolving Credit Lender, there shall not be any recourse to, nor liability of, the Agent or any Revolving Credit Lender on account of

            (i)  Any delay by an Issuer to issue an L/C;

           (ii)  Any action or inaction of an Issuer on account of or in respect to, any L/C, except for such Issuer's gross negligence or willful misconduct.

        (e)   The Borrower shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Agent, without the request of the Borrower, may advance under the Revolving Credit (and charge to the Loan

Account) the amount of any honoring of any L/C and other amount for which the Borrower, the Issuer, or the Revolving Credit Lenders become obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not the Borrower is InDefault or such advance would result in an OverAdvance. Such action shall not constitute a waiver of the Agent's rights under Section 2.10(b) hereof.

  2.13. FEES FOR L/C'S.

        (a)   The Borrower shall pay to the Agent a fee, on account of L/C's, the issuance of which had been procured by the Agent, quarterly in arrears, and on the Termination Date and on the End Date, equal to:

            (i)  The LIBOR Applicable Margin on account of standby letters of credit.

           (ii)  The LIBOR Applicable Margin minus 50 basis points on account of documentary letters of credit.

          (iii)  Following the occurrence and during the continuance of any Event of Default, such fee shall be increased by Three Percent (3%) per annum.

        (b)   In addition to the fee to be paid as provided in Subsection 2.19(a), above, the Borrower shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

        (c)   If any change in Applicable Law shall either:

            (i)  impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which any Revolving Credit Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

           (ii)  impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.19(c)(i) or 2.19(c)(ii), above, shall be to increase the cost to any Revolving Credit Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Revolving Credit Lender's or Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Borrower of a certificate of an officer of the subject Revolving Credit Lender or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Revolving Credit Lender or such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Agent, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate the subject Revolving Credit Lender or the subject Issuer for such increased cost. Absent manifest error, any Revolving Credit Lender's or any Issuer's determination of costs incurred under Section 2.19(c)(i) or 2.19(c)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Revolving Credit Lender or such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrower.

  2.14. CONCERNING L/C'S.

        (a)   None of the Issuer, the Issuer's correspondents, any Revolving Credit Lender, the Agent, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

            (i)  The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.

           (ii)  The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

        (b)   The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

        (c)   Unless otherwise agreed to, in the particular instance, the Borrower hereby authorizes any Issuer to:

            (i)  Select an advising bank, if any.

           (ii)  Select a paying bank, if any.

          (iii)  Select a negotiating bank.

        (d)   All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). None of the Agent, any Revolving Credit Lender, or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

        (e)   The Agent's, each Revolving Credit Lender's, and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

        (f)    Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, documentary L/C's will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and standby L/C's will be governed by International Standby Practices ISP98 (adopted by the International Chamber of Commerce on April 6, 1998) and any respective subsequent revisions thereof.

        (g)   The obligations of the Borrower under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

            (i)  Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

           (ii)  The Borrower's consent to any amendment or waiver of, or consent to the departure from, any L/C.

          (iii)  The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C.

          (iv)  Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

  2.15. CHANGED CIRCUMSTANCES.

        (a)   The Agent may advise the Borrower that the Agent has made the good faith determination (which determination shall be final and conclusive) of any of the following:

            (i)  Adequate and fair means do not exist for ascertaining the rate for LIBOR Loans.

           (ii)  The continuation of or conversion of any Revolving Credit Loan to a LIBOR Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or the compliance by the Agent or any Revolving Credit Lender in good faith with any Applicable Law.

          (iii)  The indices on which the interest rates for LIBOR Loans are based shall no longer represent the effective cost to the Agent or any Revolving Credit Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

        (b)   In the event that the Agent advises the Borrower of an occurrence described in Section 2.21(a), then, until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply:

            (i)  The obligation of the Agent or each Revolving Credit Lender to make loans of the type affected by such changed circumstances or to permit the Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

           (ii)  Any notice which the Borrower had given the Agent with respect to any LIBOR Loan, the time for action with respect to which has not occurred prior to the Agent's having given notice pursuant to Section 2.21(a), shall be deemed at the option of the Agent to not having been given.

  2.16. LENDERS' COMMITMENTS.

        (a)   Subject to Section 16.1 (which provides for assignments and assumptions of commitments), each Revolving Credit Lender's "Revolving Credit Percentage Commitment", and "Maximum Revolving Credit Dollar Commitment" (respectively so referred to herein) is set forth on SCHEDULE 2.22, annexed hereto.

        (b)   The obligations of each Revolving Credit Lender are several and not joint. No Revolving Credit Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of the following:

            (i)  That Revolving Credit Lender's Revolving Credit Percentage Commitment of the subject loan or advance or of Availability.

           (ii)  that Revolving Credit Lender's Revolving Credit Dollar Commitment.

        (c)   No Revolving Credit Lender shall have any liability to the Borrower on account of the failure of any other Revolving Credit Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

        (d)   The Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities of the Revolving Credit Lenders may be changed, from time to time by the reallocation or assignment of Revolving Credit Dollar Commitments and Revolving Credit Commitment Percentages amongst the Revolving Credit Lenders or with other Persons who determine to become "Revolving Credit Lenders", provided, however unless an Event of Default has occurred (in which event, no consent of the Borrower is required) any assignment to a Person not then a Revolving Credit Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than Five (5) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment).

        (e)   Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2.22(d):

            (i)  The Borrower shall execute one or more replacement Revolving Credit Notes to reflect such changed Maximum Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Agent (which promptly thereafter shall deliver to the Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Agent's Certificate confirming the resulting Revolving Credit Dollar Commitments and Revolving Credit Percentage Commitments.

           (ii)  Such change shall be effective from the effective date specified in such written notice and any Person added as a Revolving Credit Lender shall have all rights and privileges of a Revolving Credit Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Revolving

  Credit Lender is a signatory and any Person removed as a Revolving Credit Lender shall be relieved of any obligations or responsibilities of a Revolving Credit Lender hereunder thereafter.

  ARTICLE III. REVOLVING CREDIT FUNDINGS AND DISTRIBUTIONS

        3.1.    REVOLVING CREDIT FUNDING PROCEDURES.    Subject to Section 3.2:

        (a)   The Agent shall advise each Revolving Credit Lender, no later than 2:00PM on a date on which any Revolving Credit Loan (other than a SwingLine Loan) is to be made on that date. Such advice, in each instance, may be by telephone or facsimile transmission, provided that if such advice is by telephone, it shall be confirmed in writing. Advice of a Revolving Credit Loan shall include the amount of and interest rate applicable to the subject Revolving Credit Loan.

        (b)   Subject to that Revolving Credit Lender's Revolving Credit Dollar Commitment, each Revolving Credit Lender, by no later than the end of business on the day on which the subject Revolving Credit Loan is to be made, shall Transfer that Revolving Credit Lender's Revolving Credit Percentage Commitment of the subject Revolving Credit Loan to the Agent.

  3.1. SWINGLINE LOANS.

        (a)   In the event that, when a Revolving Credit Loan is requested, the aggregate unpaid balance of the SwingLine Loan is less than the SwingLine Loan Ceiling, then the SwingLine Lender may advise the Agent that the SwingLine Lender has determined to include up to the amount of the requested Revolving Credit Loan as part of the SwingLine Loan. In such event, the SwingLine Lender shall Transfer the amount of the requested Revolving Credit Loan to the Agent.

        (b)   The SwingLine Loan shall be converted to a Revolving Credit Loan in which all Revolving Credit Lenders participate as follows:

            (i)  At any time and from time to time, the SwingLine Lender may advise the Agent that all, or any part of the SwingLine Loan is to be converted to a Revolving Credit Loan in which all Revolving Credit Lenders participate.

           (ii)  At the initiation of a Liquidation, the then entire unpaid principal balance of the SwingLine Loan shall be converted to a Revolving Credit Loan in which all Revolving Credit Lenders participate.

In either such event, the Agent shall advise each Revolving Credit Lender of such conversion as if, and with the same effect as if such conversion were the making of a Revolving Credit Loan as provided in Section 2.1.

        (c)   The SwingLine Lender, in separate capacities, may also be the Agent and a Revolving Credit Lender.

        (d)   The SwingLine Lender, in its capacity as SwingLine Lender, is not a "Revolving Credit Lender" for any of the following purposes:

            (i)  Except as otherwise specifically provided in the relevant Section, any distribution pursuant to Section 3.4.

           (ii)  Determination of whether the requisite Loan Commitments have Consented to action requiring such Consent.

  3.2. AGENT'S COVERING OF FUNDING.

        (a)   Each Revolving Credit Lender shall make available to the Agent, as provided herein, that Revolving Credit Lender's Revolving Credit Percentage Commitment of the following:

            (i)  Each Revolving Credit Loan, up to the maximum amount of that Revolving Credit Lender's Revolving Credit Dollar Commitment of the Revolving Credit Loans.

           (ii)  Up to the maximum amount of that Revolving Credit Lender's Revolving Credit Dollar Commitment of each L/C Drawing (to the extent that such L/C Drawing is not "covered" by a Revolving Credit Loan as provided herein).

        (b)   In all circumstances, the Agent may:

            (i)  Assume that each Revolving Credit Lender, subject to Section 3.3(a), timely shall make available to the Agent that Revolving Credit Lender's Revolving Credit Percentage Commitment of each Revolving Credit Loan, notice of which is provided pursuant to Section 3.1 and shall make available, to the extent not "covered" by a Revolving Credit Loan, that Revolving Credit Lender's Revolving Credit Percentage Commitment of any honoring of an L/C.

           (ii)  In reliance upon such assumption, make available the corresponding amount to the Borrower.

          (iii)  Assume that each Revolving Credit Lender timely shall pay, and shall make available, to the Agent all other amounts which that Revolving Credit Lender is obligated to so pay and/or make available hereunder or under any of the Loan Documents.

        (c)   In the event that, in reliance upon any of such assumptions, the Agent makes available, a Revolving Credit Lender's Revolving Credit Percentage Commitment of one or more Revolving Credit Loans, or any other amount to be made available hereunder or under any of the Loan Documents, which amount a Revolving Credit Lender (a "Delinquent Revolving Credit Lender") fails to provide to the Agent within One (1) Business Day of written notice of such failure, then:

            (i)  The amount which had been made available by the Agent is an "Agent's Cover" (and is so referred to herein).

           (ii)  All interest paid by the Borrower on account of the Revolving Credit Loan or coverage of the subject L/C Drawing which consist of the Agent's Cover shall be retained by the Agent until the Agent's Cover, with interest, has been paid.

          (iii)  The Delinquent Revolving Credit Lender shall pay to the Agent, on demand, interest at a rate equal to the prevailing federal funds rate on any Agent's Cover in respect of that Delinquent Revolving Credit Lender.

          (iv)  The Agent shall have succeeded to all rights to payment to which the Delinquent Revolving Credit Lender otherwise would have been entitled hereunder in respect of those amounts paid by or in respect of the Borrower on account of the Agent's Cover together with interest until it is repaid. Such payments shall be deemed made first towards the amounts in respect of which the Agent's Cover was provided and only then towards amounts in which the Delinquent Revolving Credit Lender is then participating. For purposes of distributions to be made pursuant to Section 3.4(a) (which relates to ordinary course distributions) or Section 13.6 (which relates to distributions of proceeds of a Liquidation) below, amounts shall be deemed distributable to a Delinquent Revolving Credit Lender (and consequently, to the Agent to the extent to which the Agent is then entitled) at the highest level of distribution (if applicable) at which the Delinquent Revolving Credit Lender would otherwise have been entitled to a distribution.

           (v)  Subject to Subsection 3.3(c)(iv), the Delinquent Revolving Credit Lender shall be entitled to receive any payments from the Borrower to which the Delinquent Revolving Credit Lender is then entitled, provided however there shall be deducted from such amount and retained by the Agent any interest to which the Agent is then entitled on account of Section 3.3(c)(ii), above.

          (vi)  A Delinquent Revolving Credit Lender shall not be relieved of any obligation of such Delinquent Revolving Credit Lender hereunder (all and each of which shall constitute continuing obligations on the part of any Delinquent Revolving Credit Lender).

        (d)   A Delinquent Revolving Credit Lender may cure its status as a Delinquent Revolving Credit Lender by paying the Agent the aggregate of the following:

            (i)  The Agent's Cover (to the extent not previously repaid by the Borrower and retained by the Agent in accordance with Subsection 3.3(c)(iv), above) with respect to that Delinquent Revolving Credit Lender.

  Plus

           (ii)  The aggregate of the amount payable under Subsection 3.3(c)(iii), above (which relates to interest to be paid by that Delinquent Revolving Credit Lender).

  Plus

          (iii)  All such costs and expenses as may be incurred by the Agent in the enforcement of the Agent's rights against such Delinquent Revolving Credit Lender.

        3.2.1.    ORDINARY COURSE DISTRIBUTIONS.    This Section 3.4 applies unless the provisions of Section 13.6 (which relates to distributions in the event of a Liquidation) becomes operative.

        (a)   Weekly, on such day as may be set from time to time by the Agent (or more frequently at the Agent's option) the Agent and each Revolving Credit Lender shall settle up on amounts advanced under the Revolving Credit and collected funds received in the Concentration Account.

        (b)   The Agent shall distribute to the SwingLine Lender and to each Revolving Credit Lender, such Person's respective pro-rata share of interest payments on the Revolving Credit Loans when applied by the Agent as provided in Section 8.5(a). For purposes of calculating interest due to a Revolving Credit Lender, that Revolving Credit Lender shall be entitled to receive interest on the actual amount contributed by that Revolving Credit Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrower. Any net principal reductions to the Revolving Credit Loans received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Revolving Credit Lender, until the Agent has distributed to that Revolving Credit Lender its pro-rata share thereof.

        (c)   The Agent shall distribute fees paid on account of the Revolving Credit, as determined by the Agent.

        (d)   No Revolving Credit Lender shall have any interest in, or right to receive any part of, the Agent's Fee to be paid by the Borrower to the Agent pursuant to this Agreement.

        (e)   Any amount received by the Agent as reimbursement for any cost or expense (including without limitation, attorneys' reasonable fees) shall be distributed by the Agent to that Person which is entitled to such reimbursement as provided in this Agreement (and if such Person(s) is (are) the Revolving Credit Lenders, pro-rata based upon their respective Revolving Credit Commitment Percentages at the date on which the expense, in respect of which such reimbursement is being made, was incurred).

        (f)    Each distribution pursuant to this Section 3.4 is subject to Section 3.3(c), above.

ARTICLE IV. CONDITIONS PRECEDENT

        As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 4.1 through and including 4.4 and 4.10 through and including 4.15, (each in form and substance satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 4.5 through and including 4.9, and 4.16, shall have been satisfied:

  4.1. CORPORATE DUE DILIGENCE.

        (a)   A Certificate of corporate good standing issued by the Secretary of State of Delaware.

        (b)   Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature the Borrower's business conducted or assets owned could require such qualification.

        (c)   A Certificate from a duly authorized officer of the Borrower, on behalf of the Borrower (i) of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents, (ii) and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, and (iii) certifying as true and correct as of the date of this Agreement, the Additional Holiday Subordinated Note and the Initial Holiday Subordinated Note.

        4.1.1.    OPINIONS.    Opinions of (a) Faegre & Benson LLP, counsel to the Borrower, and (b) Richards, Layton & Finger, special Delaware counsel to the Borrower, each in form and substance satisfactory to the Agent.

        4.1.2.    ADDITIONAL DOCUMENTS.    Such additional instruments and documents as the Agent or its counsel reasonably may require or request including, without limitation, the following: the Revolving Credit Notes, the SwingLine Note, the Trademark Pledge Agreement, the Intercreditor Agreement, the Fee Letter and any UCC financing statements.

        4.1.3.    OFFICERS' CERTIFICATES.    Certificates executed by the President and the Chief Financial Officer of the Borrower which state that:

        (a)   Such officer, acting on behalf of the Borrower, has reviewed each of the Loan Documents and has had the benefit of independent counsel (Attorneys Faegre & Benson LLP) of the Borrower's selection in connection with the review and negotiation of the Loan Documents. In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of such officer by such counsel:

            (i)  The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

           (ii)  The designation of, and submission to the exclusive jurisdiction and venue of, certain courts.

          (iii)  Various other waivers and indemnifications included therein.

          (iv)  The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

        (b)   The representations and warranties made by the Borrower to the Agent and the Revolving Credit Lenders in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

        4.1.4.    REPRESENTATIONS AND WARRANTIES.    Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

        4.1.5.    MINIMUM DAY ONE AVAILABILITY.    After giving effect to the first funding under the Revolving Credit; all then held checks (if any); accounts payable which are overdue by more than Fifteen (15) days beyond credit terms then accorded the Borrower; overdrafts; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, such establishment, Availability shall not be less than $14,000,000.

        4.1.6.    CAPITAL STRUCTURE.    The Agent shall be satisfied with the capital structure of the Borrower. Without limiting the foregoing, on the Closing Date, the Borrower shall have received proceeds from the issuance of the Initial Holiday Subordinated Debt and the Additional Holiday Subordinated Debt in an amount equal to $55,000,000 in the aggregate.

        4.1.7.    ALL FEES AND EXPENSES PAID.    All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agent) shall have been paid in full.

        4.1.8.    BORROWER NOT INDEFAULT.    The Borrower is not InDefault.

        4.1.9.    NO ADVERSE CHANGE.    No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower's financial condition when compared with such financial condition at November 24, 2001.

        4.1.10.    PERFECTION CERTIFICATE AND UCC SEARCH RESULTS.    The Agent shall have received from the Borrower a completed and fully executed Perfection Certificate and the results of UCC searches with respect to its Collateral, indicating no liens other than Permitted Encumbrances and otherwise in form and substance satisfactory to the Agent.

        4.1.11.    CERTIFICATES OF INSURANCE.    The Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Agreement.

        4.1.12.    BLOCKED ACCOUNT AGREEMENTS AND NOTIFICATIONS.    The Agent shall have received copies of the notifications and the Blocked Account Agreements required by Section 8.1(b).

        4.1.13.    BORROWING BASE CERTIFICATE.    The Agent shall have received from the Borrower the initial Borrowing Base Certificate dated as of the date of the making of the initial loan under the Revolving Credit.

        4.1.14.    VALUATION OF INVENTORY.    The Agent shall have received the valuation report prepared by Hilco Appraisal Services, such valuation report to be in form and substance satisfactory to the Agent, stating the then current fair market value of all Eligible Inventory.

        4.1.15.    PAYOFF LETTER.    The Agent shall have received a payoff letter from U.S. Bank, indicating the amount of the loan obligations of the Borrower to U.S. Bank to be discharged on the closing of this Agreement and an acknowledgment by U.S. Bank that upon receipt of such funds it will forthwith execute (to the extent required) and deliver to the Agent for filing all termination statements and take such other actions as may be necessary to discharge all security interests and mortgages granted by the Borrower in favor of U.S. Bank.

        4.1.16.    CREDIT CHECKS.    The Agent shall have received satisfactory independent credit checks on principals of the Borrower and Holiday.

        4.1.17.    BENEFIT OF CONDITIONS PRECEDENT.    The conditions set forth in this Article 4: are for the sole benefit of the Agent and each Revolving Credit Lender and may be waived by the Agent in whole or in part without prejudice to the Agent or any Revolving Credit Lender.

        No document shall be deemed delivered to the Agent or any Revolving Credit Lender until received and accepted by the Agent at its offices in Boston, Massachusetts. The execution and delivery of this Agreement or any other Loan Document shall not be deemed a waiver of any of the conditions set forth in this Article. Under no circumstances shall this Agreement take effect until executed and accepted by the Agent at said offices.

ARTICLE V. GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES

        To induce each Revolving Credit Lender to establish the credit facility contemplated herein and to induce the Revolving Credit Lenders to provide loans and advances under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

        5.1.    PAYMENT AND PERFORMANCE OF LIABILITIES.    The Borrower shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

  5.1. DUE ORGANIZATION. AUTHORIZATION. NO CONFLICTS.

        (a)   The Borrower presently is and shall hereafter remain in good standing as a Delaware corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary, except where the failure to so qualify would not have a material adverse effect on the business or assets of the Borrower.

        (b)   The Borrower's exact legal name and organizational identification number assigned to it by its applicable state of organization are listed in the Perfection Certificate.

        (c)   The Borrower shall not change its State of organization; type of organization; any organizational identification number assigned to the Borrower by that State; or the Borrower's federal taxpayer identification number.

        (d)   Each Affiliate is listed on SCHEDULE 5.2, annexed hereto. The Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be an Affiliate.

        (e)   The Borrower has all requisite power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

        (f)    The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by the Borrower to secure the Liabilities); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

          (i)    Have been duly authorized by all necessary action.

          (ii)   Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower.

          (iii)  Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

        (g)   The Loan Documents have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

        5.1.1.    TRADE NAMES.    The Borrower will provide the Agent with not less than Twenty One (21) days prior written notice (with reasonable particularity) of any change to the Borrower's name from that under which the Borrower is conducting its business at the execution of this Agreement and will not effect such change if an Event of Default has occurred and is continuing.

  5.2. INFRASTRUCTURE.

        (a)   The Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.

        (b)   The Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower's conduct of the Borrower's business.

        (c)   The conduct by the Borrower of the Borrower's business does not presently infringe (nor will the Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person, except for such infringement which would not have a material adverse effect on the Borrower's business or assets.

  5.3. LOCATIONS.

        (a)   The Collateral, and the books, records, and papers of Borrower's pertaining thereto, are kept and maintained solely at (i) the Borrower's chief executive offices, (ii) other locations set forth in the Perfection Certificate, (iii) temporary locations in connection with sales at trade shows, provided, however, that the aggregate amount of Collateral at such locations shall not exceed $250,000 in the aggregate at any time, and (iv) other locations, provided, however, the Borrower provides the Agent with prior written notice at least Fourteen (14) days before moving any Collateral into such location.

        (b)   The Borrower shall not remove any of the Collateral from said chief executive office, those locations listed in the Perfection Certificate, temporary locations in connection with trade shows to the extent permitted by Section 5.5(a), or those other locations for which the Borrower has provided the Agent notice in accordance with Section 5.5(a), except for the following purposes:

          (i)    To accomplish sales of Inventory in the ordinary course of business.

          (ii)   To move Inventory or other Collateral from one such location to another such location.

          (iii)  To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

          (iv)  To sell, lease or dispose of the Collateral as permitted by Section 5.13(d).

        (c)   The Borrower will not open or close any location at which the Borrower maintains, offers for sales, or stores any of the Collateral without providing the Agent with prior written notice at least Fourteen (14) days before moving any Collateral into or out of such location.

        (d)   Except as otherwise disclosed pursuant to, or permitted by, this Section 5.5, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment, all except for any property in transit to the Borrower, and any Collateral not to exceed $500,000 at any one time.

  5.4. TITLE TO ASSETS.

        (a)   The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances with the exceptions of the following (the "Permitted Encumbrances"):

          (i)    Encumbrances in favor of the Agent.

          (ii)   purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 5.7(a)(iv), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired.

          (iii)  liens to secure taxes, assessments and other government charges in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings.

          (iv)  deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations.

          (v)   liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than One Hundred Twenty (120) days from the date of creation thereof in respect of obligations not overdue.

          (vi)  Those Encumbrances (if any) listed on SCHEDULE 5.6, annexed hereto.

        (b)   The Borrower does not and shall not, have, possession of any property on consignment to the Borrower having a value in excess of $1,000,000 in the aggregate at any time.

  5.5. INDEBTEDNESS.

        (a)   The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

          (i)    Any Indebtedness on account of the Revolving Credit.

          (ii)   The Holiday Subordinated Debt.

          (iii)  Endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

          (iv)  Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower shall not exceed the aggregate amount of $5,000,000 at any one time.

          (v)   The Indebtedness (if any) listed on SCHEDULE 5.7, annexed hereto.

          (vi)  Indebtedness consisting of obligations to purchase, redeem, retire or otherwise acquire for value any shares of the Borrower's capital stock from current and former employees, directors and consultants of the Borrower or any of its Affiliates, and any estate or personal representative of such employee, director or consultant, provided, however, that the Borrower shall have no obligation to purchase, redeem, retire or otherwise acquire any such shares to the extent that such purchase, redemption, retirement or other acquisition is not permitted by Section 5.20(b) of this Agreement.

          (vii) Other unsecured Indebtedness in an aggregate amount not to exceed $3,000,000 outstanding at any one time; provided, that the Borrower shall not be InDefault (A) immediately prior to the incurrence of such Indebtedness or (B) as a result of the incurrence of such Indebtedness.

        (b)   The Borrower will not amend, supplement or otherwise modify the terms of the Holiday Subordinated Debt or prepay or repurchase any of the Holiday Subordinated Debt except as permitted by Section 5.20 hereof.

  5.6. INSURANCE.

        (a)   SCHEDULE 5.8, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

        (b)   The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Agent.

        (c)   All insurance carried by the Borrower shall provide for a minimum of Thirty (30) days' prior written notice of cancellation to the Agent and all such insurance which covers the Collateral shall:

          (i)    Be payable to the Agent as loss payee and/or additional insured under a "standard" or "New York" loss payee clause for the benefit of the Revolving Credit Lenders and the Agent.

          (ii)   Not include an endorsement in favor of any other Person.

        (d)   The coverage reflected on SCHEDULE 5.8, annexed hereto, presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

        (e)   The Borrower shall furnish the Agent from time to time with certificates or other evidence satisfactory to the Agent regarding compliance by the Borrower with the foregoing requirements.

        (f)    In the event of the failure by the Borrower to maintain insurance as required herein, the Agent, at its option, may obtain such insurance, provided, however, the Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance.

        5.6.1.    LICENSES.    Each license, distributorship, franchise, and similar agreement issued to, or to which the Borrower is a party and is material to the business of the Borrower is in full force and effect. No party to any such license or agreement is in default or violation thereof. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

        5.6.2.    LEASES.    The Perfection Certificate sets forth a list of all presently effective Capital Leases and a list of all other presently effective Leases. Each of such Leases and Capital Leases is in full force and effect. The Borrower and, to the knowledge of the Borrower, no other party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease which is material to the business of the Borrower. The Borrower has not received any notice or threat of cancellation of any such Lease or Capital Lease. The Borrower hereby authorizes the Agent at any time and from time to time to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Agent may determine.

        5.6.3.    REQUIREMENTS OF LAW.    The Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance will not have a material adverse effect on the Borrower's business or assets. The Borrower has not received any notice of any violation of any Requirement of Law (other than of a violation which has no material adverse effect on the Borrower's business or assets), which violation has not been cured or otherwise remedied.

  5.7. LABOR RELATIONS.

        (a)   The Borrower is not presently a party to any collective bargaining or other labor contract.

        (b)   There is not presently pending and, to the Borrower's knowledge, there is not threatened any of the following:

          (i)    Any strike, slowdown, picketing, work stoppage, or employee grievance process.

          (ii)   Any proceeding against or affecting the Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrower, which, if determined adversely to the Borrower could have more than a material adverse effect on the Borrower.

          (iii)  Any lockout of any employees by the Borrower (and no such action is contemplated by the Borrower).

          (iv)  Any application for the certification of a collective bargaining agent.

        (c)   No event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute.

        (d)   The Borrower:

          (i)    Has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

          (ii)   Is not liable for the payment of more than a material amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for the Borrower's failure to comply with any Applicable Law referenced in Section 5.12(d)(i).

        5.7.1.    MAINTAIN PROPERTIES.    The Borrower shall:

        (a)   Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

        (b)   Not suffer or cause the waste or destruction of any material part of the Collateral.

        (c)   Not use any of the Collateral in violation of law or any policy of insurance thereon.

        (d)   Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

          (i)    The sale of Inventory in the ordinary course of business.

          (ii)   The disposal of property which is obsolete, worn out, or damaged beyond repair, in the ordinary course of business consistent with past practices.

          (iii)  Any sale, lease or other disposal if the Borrower turns over to the Agent all Receipts from such sale, lease or other disposal.

  5.8. TAXES.

        (a)   With respect to the Borrower's federal, state, and local tax liability and obligations:

          (i)    The Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement.

          (ii)   Except as described on SCHEDULE 5.14, annexed hereto:

            (A)  At no time since December 31, 1998 has the Borrower received from any taxing authority any request to perform any examination of or with respect to the Borrower nor any other written notice in any way relating to any claimed failure by the Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

            (B)  No agreement is extant which waives or extends any statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

            (C)  No issue has been raised in any tax examination of the Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

        (b)   The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file.

        5.8.1.    NO MARGIN STOCK.    The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

  5.9. ERISA.

        (a)   Neither the Borrower nor any ERISA Affiliate has ever:

          (i)    Violated or failed to be in compliance in any material respect with the Borrower's Employee Benefit Plan.

          (ii)   Failed timely to file all reports and filings required by ERISA to be filed by the Borrower, which failure has resulted or could result in a material liability to the Borrower.

          (iii)  Engaged in any material nonexempt "prohibited transactions" or any "reportable event" (respectively as described in ERISA) for which a report has not been waived under applicable regulations.

          (iv)  Engaged in, or committed, any act such that a material tax or penalty reasonably could be imposed upon the Borrower on account thereof pursuant to ERISA.

          (v)   Accumulated any material cumulative funding deficiency within the meaning of ERISA.

          (vi)  Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

        (b)   As to any multiemployer plan (as defined in Section 3(37) of ERISA), neither the Borrower nor any ERISA Affiliate has (x) incurred any material liability (including secondary liability) to such multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA, or (y) been notified that such multiemployer plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that such multiemployer plan intends to terminate or has been terminated under §4041A of ERISA.

        (c)   Neither the Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 5.16(a) and (b).

  5.10. HAZARDOUS MATERIALS.

        (a)   The Borrower has never: (i) been notified it is legally responsible for any release or threat of release of any Hazardous Material which would have a material adverse effect on the Borrower's business or assets or (ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which the Borrower would be responsible which would have a material adverse effect on the Borrower's business or assets.

        (b)   The Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of the Borrower's business and in compliance with all Environmental Laws.

        5.10.1.    LITIGATION.    Except as described in SCHEDULE 5.18, annexed hereto, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would have a material adverse effect upon the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

        5.10.2.    BUSINESS PLAN.    The Borrower has provided to the Agents and the Lenders its Business Plan for the years 2001 through 2004, such Business Plan being as set forth on SCHEDULE 5.19, annexed hereto.

        5.10.3.    DIVIDENDS.    Investments. Corporate Action. The Borrower shall not:

        (a)   Pay any cash dividend or make any other distribution in respect of any class of the Borrower's capital stock.

        (b)   Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock, other than repurchases of capital stock from current or former employees, directors or consultants of the Borrower or any of its Affiliates and any estate or personal representative of such employee, director or consultant in an aggregate amount not to exceed $500,000 in any fiscal year.

        (c)   Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person, except for (i) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower; (ii) demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000, and (iii) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P-1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard & Poor's Ratings Group ("Permitted Investments").

        (d)   Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

        (e)   Consolidate any of the Borrower's operations with those of any other Person.

        (f)    Organize or create any Affiliate, other than a wholly-owned subsidiary of the Borrower which becomes a Borrower under this Agreement.

        (g)   Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

        (h)   Acquire any assets other than in the ordinary course and conduct of the Borrower's business as described in Section 5.23 hereof.

        (i)    Repay any principal or pay any interest on the Initial Holiday Subordinated Debt until after the Maturity Date, provided, however, that the Borrower shall be (i) permitted to prepay principal and accrued interest on the Initial Holiday Subordinated Debt in an amount equal to the net cash proceeds received by the Borrower in connection with the issuance of any capital stock constituting common or preferred equity (so long as any such preferred equity does not provide for scheduled or mandatory redemptions or the current payment of dividends) issued by the Borrower following the Closing Date, and (ii) permitted to pay regularly scheduled interest on the Initial Holiday Subordinated Debt at any time (A) after January 31, 2003 so long as the Borrower (1) is not InDefault (as evidenced by a compliance certificate), and (2) has average Availability of at least $30,000,000 for the thirty (30) day period ending January 31, 2003, and (B) at any time after July 31, 2003 so long as the Borrower is not InDefault.

        (j)    Repay any principal or pay any interest on the Additional Holiday Subordinated Debt, provided, however, that the Borrower shall be permitted (i) to prepay principal and accrued interest on the Additional Holiday Subordinated Debt in an amount equal to the net cash proceeds received by the Borrower in connection with the issuance of any capital stock constituting common or preferred equity (so long as any such preferred equity does not provide for scheduled or mandatory redemptions or the current payment of dividends) issued by the Borrower following the Closing Date, (ii) so long as the Borrower is not InDefault (as evidenced by a compliance certificate), to repay in full the principal on the Additional Holiday Subordinated Date (A) at any time from July 31, 2002 through October 14, 2002, if the Borrower can demonstrate Availability at all times during the sixty (60) day period immediately prior to the making of such repayment of at least $15,000,000, or (B) on October 15, 2002 and during each Five (5) Business Day period following the receipt by the Agent of the financial statements for any fiscal month thereafter, if the Borrower can demonstrate Availability at all times during the sixty (60) day period immediately prior to the making of such repayment and after giving effect to such repayment of at least $10,000,000, and (iii) to pay interest on the Additional Holiday Subordinated Debt so long as the Borrower is not InDefault (as evidenced by a compliance certificate).

        (k)   Repay any principal or pay any interest on the Supplemental Holiday Subordinated Debt, provided, however, that the Borrower shall be permitted (i) to prepay principal and accrued interest on the Supplemental Holiday Subordinated Debt in an amount equal to the net cash proceeds received by the Borrower in connection with the issuance of any capital stock constituting common or preferred equity (so long as any such preferred equity does not provide for scheduled or mandatory redemptions or the current payment of dividends) issued by the Borrower following the Closing Date, (ii) to repay in full or in part the outstanding principal amount of the Supplemental Holiday Subordinated Debt at any time after such Supplemental Holiday Subordinated Debt has been outstanding for a period of at least one hundred eighty (180) days, so long as (A) the Borrower evidences compliance with the minimum amount of Operating Cash Flow (calculated without giving effect to the amount of any Supplemental Holiday Subordinated Debt) set forth in Section 6.11 hereof for the month most recently ended, (B) the Borrower evidences Availability as of the date of such repayment (after giving effect to such repayment) of at least $5,000,000, and (C) the Borrower is not InDefault (in each case as evidenced by a compliance certificate), and (iii) to pay interest on the Supplemental Holiday Subordinated Debt so long as the Borrower is not InDefault (as evidenced by a compliance certificate).

        5.10.4.    LOANS.    The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

          (a)   Advance payments made to the Borrower's suppliers in the ordinary course.

          (b)   Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

          (c)   Advances to current or former employees, directors or consultants of the Borrower or any of its Affiliates and any estate or personal representative of such employee, director or consultant in connection with the purchase of capital stock of the Borrower, provided that such Advances shall not exceed $500,000 in any fiscal year.

        5.10.5.    PROTECTION OF ASSETS.    The Agent, in the Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 5.22.

        5.10.6.    LINE OF BUSINESS.    The Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan), which may include, without limitation, any future catalog or e-commerce business.

        5.10.7.    AFFILIATE TRANSACTIONS.    The Borrower shall not make any payment, nor give any value to any Affiliate except for (a) goods and services described on SCHEDULE 5.24, annexed hereto, and (b) other goods and services which are actually purchased by the Borrower from, or sold by the Borrower to, such Affiliate for a price and on terms which shall be no less favorable to the Borrower than those which would have been charged and imposed in an arms length transaction.

  5.11. COLLATERAL.

        (a)   None of the Collateral constitutes, or is the proceeds of, "farm products" as defined in §9-102(a)(34).

        (b)   None of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

        (c)   The Borrower holds no commercial tort claim except as indicated on the Perfection Certificate.

        (d)   The Borrower has at all times operated its business in compliance with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, except for such noncompliance which would not have a material adverse effect on the Borrower's business or assets.

  5.12. ADEQUACY OF DISCLOSURE.

        (a)   All financial statements furnished to the Agent and to each Revolving Credit Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered (provided however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes). There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date of the most recent financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

        (b)   Except as set forth on SCHEDULE 5.26, annexed hereto, as of the date of this Agreement, the Borrower does not have any material contingent obligations or material obligation under any Lease or Capital Lease which is not noted in the Borrower's financial statements furnished to the Agent and to each Revolving Credit Lender prior to the execution of this Agreement.

        (c)   No document, instrument, agreement, or paper now or hereafter given to the Agent or to any Revolving Credit Lender by or on behalf of the Borrower in connection with the execution of this Agreement by the Agent and each Revolving Credit Lender (other than projections or forecasts, which are and will be made in good faith using reasonable assumptions taken as a whole) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to the Borrower which has, or which, in the foreseeable future would reasonably be expected to have, a material adverse effect on the financial condition of the Borrower which has not been disclosed in writing to the Agent and to each Revolving Credit Lender.

        5.12.1.    NO RESTRICTIONS ON LIABILITIES.    The Borrower shall not enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, the Borrower's:

          (a)   Creation of, and granting of Collateral Interests in favor of the Agent.

          (b)   Incurrence of Liabilities.

        5.12.2.    OTHER COVENANTS.    The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

  5.13. FURTHER ASSURANCES.

        (a)   The Borrower is not the owner of, nor has it any interest in, any material Collateral which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 4:) will not be subject to a perfected Collateral Interest in favor of the Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

        (b)   The Borrower will not hereafter acquire any material Collateral which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

        (c)   The Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

        (d)   The Borrower hereby irrevocably constitutes and appoints the Agent as and for the Borrower's true and lawful attorney, with full power of substitution, to file any financing statements in order to perfect or protect the Agent's Collateral Interests in the Collateral.

        (e)   This Agreement constitutes an authenticated record which authorizes the Agent to file such financing statements as the Agent determines as appropriate to perfect or protect the Collateral Interests created by this Agreement.

        (f)    A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 5.29 shall be sufficient for filing to perfect the security interests granted herein.

ARTICLE VI. FINANCIAL REPORTING AND PERFORMANCE COVENANTS

        6.1.    MAINTAIN RECORDS.    The Borrower shall:

          (a)   At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's financial transactions, all in accordance with GAAP applied consistently with prior periods (except as required by changes in GAAP) to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

          (b)   Timely provide the Agent with those financial reports, statements, and schedules required by this Article 6: or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods (except as required by changes in GAAP) to fairly reflect the financial condition of the Borrower at the close of, and the results of operations for, the period(s) covered therein, (provided, however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes).

          (c)   At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

          (d)   At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.

          (e)   Not change the Borrower's fiscal year without the consent of the Agent, provided, however, that the Borrower shall be permitted to change its fiscal year end from the Saturday closest to December 31 to the Saturday closest to January 31 commencing with the 2002 fiscal year without the consent of the Agent.

  6.1. ACCESS TO RECORDS.

        (a)   The Borrower shall accord the Agent with access from time to time as the Agent may require to all properties owned by or over which the Borrower has control. The Agent shall have the right, and the Borrower will permit the Agent from time to time as Agent may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Agent.

        (b)   The Borrower hereby authorizes the Agent to:

          (i)    Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent with respect thereto.

          (ii)   Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral.

        (c)   The Agent from time to time may designate one or more representatives to exercise the Agent's rights under this Section 6.2 as fully as if the Agent were doing so.

  6.2. NOTICE TO AGENT.

        (a)   The Borrower shall provide the Agent with written notice within Three (3) Business Days after the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

          (i)    Any change in the Borrower's President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

          (ii)   Any ceasing of the Borrower's making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of an immaterial dispute).

          (iii)  Any failure by the Borrower to pay rent at any of the Borrower's locations, which failure continues for more than Three (3) days following the last day on which such rent was payable without a material adverse effect to the Borrower.

          (iv)  Any material adverse change in the business, operations, or financial affairs of the Borrower.

          (v)   The Borrower's becoming InDefault.

          (vi)  Any intention on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 6.1(d)).

          (vii) Any litigation which, if determined adversely to the Borrower, might have a material adverse effect on the financial condition of the Borrower.

        (b)   The Borrower shall:

          (i)    At the request of the Agent, add the Agent as an addressee on all mailing lists maintained by or for the Borrower.

          (ii)   At the request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

          (iii)  Provide the Agent, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

        6.2.1.    BORROWING BASE CERTIFICATE.    Weekly, on Wednesday of each week (as of the then immediately preceding Saturday) the Borrower shall provide the Agent with a certificate (in the form of EXHIBIT C, annexed hereto, as such form may be revised from time to time by the Agent) (the "Borrowing Base Certificate"). Such Borrowing Base Certificate may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

        6.2.2.    MONTHLY REPORTS.    Monthly, following the end of each of the Borrower's fiscal months, the Borrower shall provide the Agent with those financial statements and reports described in SCHEDULE 6.5, annexed hereto, such financial statements and reports to be delivered at the times set forth on SCHEDULE 6.5.

        6.2.3.    QUARTERLY REPORTS.    Quarterly, within Thirty (30) days following the end of each of the Borrower's fiscal quarters, the Borrower shall provide the Agent with the following:

          (a)   A management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

          (b)   The officer's compliance certificate described in Section 6.8.

  6.3. ANNUAL REPORTS.

        (a)   Annually, within Ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Agent with the following:

          (i)    The Borrower's audited annual financial statements, which statements shall bear the unqualified opinion of, the Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.

          (ii)   The officer's compliance certificate described in Section 6.8.

        (b)   No later than the earlier of Fifteen (15) days prior to the end of each of the Borrower's fiscal years or the date on which such accountants commence their work on the preparation of the Borrower's annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Agent) that:

          (i)    Such annual financial statement will be delivered by the Borrower to the Agent (for subsequent distribution to each Revolving Credit Lender).

          (ii)   It is the primary intention of the Borrower, in its engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 6:.

        (c)   The Borrower has been advised that the Agent and each Revolving Credit Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

        (d)   Each annual statement shall be accompanied by such accountant's Certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that the Borrower is InDefault (or that, if the Borrower is InDefault, the facts and circumstances thereof).

        6.3.1.    OFFICERS' CERTIFICATES.    The Borrower shall cause either the Borrower's President or its Chief Financial Officer, in each instance, to provide such Person's Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

          (a)   Indicate that the subject statement was prepared in accordance with GAAP consistently applied (except for any required changes in GAAP) and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, subject, however to the following:

            (i)    Usual year end adjustments (this exception shall not be included in the certificate which accompanies such annual statement).

            (ii)   Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 6.11.

          (b)   Indicate either that (i) the Borrower is not InDefault, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

          (c)   Include calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Sections 6.11 and 6.12 hereof.

  6.4. INVENTORIES, APPRAISALS, AND AUDITS.

        (a)   The Agent, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.

        (b)   The Borrower, at its own expense, shall cause not less than One (1) physical inventory to be undertaken in each Twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Agent's discretion) conducted by such inventory takers as are satisfactory to the Agent and following such methodology as may be satisfactory to the Agent.

          (i)    The Borrower shall provide the Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) within Twenty (20) days following the completion of such inventory.

          (ii)   The Borrower, within Forty Five (45) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) and shall post such results to the Borrower's stock ledger and, as applicable to the Borrower's other financial books and records.

        (c)   The Agent, in its discretion, if the Borrower is InDefault, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrower).

        (d)   The Agent contemplates conducting Four (4) appraisals of the Collateral (in each event, at the Borrower's expense) during any Twelve (12) month period during which this Agreement is in effect conducted by such appraisers as are satisfactory to the Agent, but in its discretion, may undertake additional such appraisals during such period. The Borrower acknowledges and agrees that the first such appraisal shall be performed, received and approved by the Agent no later than April 1, 2002.

        (e)   The Agent contemplates conducting Four (4) commercial finance field examinations (in each event, at the Borrower's expense) of the Borrower's books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period.

  6.5. ADDITIONAL FINANCIAL INFORMATION.

        (a)   In addition to all other information required to be provided pursuant to this Article 6:, the Borrower promptly shall provide the Agent (and any guarantor of the Liabilities), with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time reasonably request from the Borrower.

        (b)   The Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Borrower's anticipated performance and operating results.

        (c)   In all events, the Borrower, no earlier than Sixty (60) Days and no later than Fifteen (15) days prior to the end of each of the Borrower's fiscal years, shall provide the Agent with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrower's then current practices.

        (d)   The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Borrower are confidential to the Agent and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

        6.5.1.    MINIMUM OPERATING CASH FLOW.    Commencing with the month ended February 28, 2002, the Borrower will not permit Operating Cash Flow as at the end of any Reference Period ending during any period described in the table set forth on SCHEDULE 6.11, annexed hereto to be less than the amount set forth opposite such period in such table.

        6.5.2.    NEW LEASES.    The Borrower will not enter into (a) more than five (5) new leases for stores that the Borrower will take possession of in fiscal year 2002, (b) more than eight (8) new leases for stores that the Borrower will take possession of in fiscal year 2003, and (c) more than eight (8) new leases for stores that the Borrower will take possession of in fiscal year 2004, provided, however, that during any Reference Period ending during fiscal years 2003 and 2004, the Borrower shall be permitted to enter into more than eight (8) new leases to the extent that such leases were contemplated in the Business Plan and EBITDA of the Borrower for such Reference Period is not less than the amount set forth opposite such Reference Period in the table set forth on SCHEDULE 6.11, annexed hereto, provided, further, however, that in any fiscal year, if the Borrower does not enter into the number of new leases otherwise permitted for such fiscal year, then the number of new leases not entered into in such fiscal year may be carried over into succeeding fiscal years.

ARTICLE VII. USE OF COLLATERAL

  7.1. USE OF INVENTORY COLLATERAL.

        (a)   Except as otherwise permitted by Sections 5.5(b) or 5.13(d), the Borrower shall not engage in

          (i)    Any sale of the Inventory other than for fair consideration in the conduct of the Borrower's business in the ordinary course.

          (ii)   Sales or other dispositions to creditors.

          (iii)  Sales or other dispositions in bulk.

          (iv)  Sales of any Collateral in breach of any provision of this Agreement.

        (b)   No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Agent.

        7.1.1.    INVENTORY QUALITY.    All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

        7.1.2.    ADJUSTMENTS AND ALLOWANCES.    The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, that during the continuance of an Event of Default, the authority granted the Borrower pursuant to this Section 7.3 may be limited or terminated by the Agent at any time in the Agent's discretion.

  7.2. VALIDITY OF ACCOUNTS.

        (a)   The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower, subject to such Account Debtor's rights to return merchandise in the normal course of the Borrower's business.

        (b)   The Borrower has no knowledge of any impairment of the validity or collectibility of any of the Eligible Credit Card Receivables other than impairments arising in the ordinary course of business The Borrower shall notify the Agent of any impairment outside the ordinary course of business immediately after the Borrower becomes aware of any such impairment.

        7.2.1.    NOTIFICATION TO ACCOUNT DEBTORS.    The Agent shall have the right during the continuance of an Event of Default to notify any of the Borrower's Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

ARTICLE VIII. CASH MANAGEMENT. PAYMENT OF LIABILITIES

  8.1. DEPOSITORY ACCOUNTS.

        (a)   Annexed hereto as SCHEDULE 8.1 is a Schedule of all present DDA's, which Schedule includes, with respect to each depository (i) the name and ABA routing number of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a description of the type of account and (iv) whether such DDA is a Local Account, a Blocked Account or an Exempt DDA. The Borrower shall provide the Agent with the name of a contact person at such depository.

        (b)   The Borrower shall deliver the following to the Agent, as a condition to the effectiveness of this Agreement:

          (i)    Notification, executed on behalf of the Borrower, to each depository institution with which any DDA is maintained (other than any Exempt DDA and any Blocked Account), in form satisfactory to the Agent of the Agent's interest in such DDA.

          (ii)   A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

            (A)  Both any DDA (other than the Operating Account) and the Operating Account is maintained.

            (B)  A Blocked Account is maintained.

        (c)   The Borrower will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Borrower delivers the following to the Agent:

          (i)    Notification to the depository at which such DDA is established if the same would have been required pursuant to Section 8.1(b)(ii)(A) if the subject DDA were open at the execution of this Agreement.

          (ii)   A Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 8.1(b)(ii)(B) if the subject DDA were open at the execution of this Agreement.

  8.2. CREDIT CARD RECEIPTS.

        (a)   Annexed hereto as SCHEDULE 8.2, is a Schedule which describes all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of credit card charges for sales by the Borrower.

        (b)   The Borrower shall deliver to the Agent, as a condition to the effectiveness of this Agreement, notification, executed on behalf of the Borrower, to each of the Borrower's credit card clearinghouses and processors (in form satisfactory to the Agent), which notification provides that payment of all credit card charges submitted by the Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to the Blocked Account or as otherwise designated from time to time by the Agent. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Agent.

  8.3. CASH MANAGEMENT.

        (a)   The following checking accounts have been or will be established (and are so referred to herein):

          (i)    The "Concentration Account" (so referred to herein): Established by the Agent with Fleet National Bank.

          (ii)   The "Local Accounts" (so referred to herein): as set forth on SCHEDULE 8.1, annexed hereto.

          (iii)  The "Blocked Accounts" (so referred to herein): as set forth on SCHEDULE 8.1, annexed hereto.

          (iv)  The "Operating Account" (so referred to herein): as set forth in SCHEDULE 8.1, annexed hereto.

        (b)   The contents of each DDA (other than Exempt DDA) and of the Blocked Account constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Agent's property.

        (c)   The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

  8.4. PROCEEDS AND COLLECTIONS.

        (a)   All Receipts and all cash proceeds of any sale or other disposition of any Collateral:

          (i)    Constitute Collateral and Proceeds of Collateral.

          (ii)   Shall be held in trust by the Borrower for the Agent.

          (iii)  Shall not be commingled with the Borrower's other funds, except as provided in Section 8.4(c).

          (iv)  Shall be deposited and/or transferred only to the Local Accounts, the Blocked Accounts or the Concentration Account.

        (b)   The Borrower shall cause the then contents of each Local Account (other than any Exempt DDA) to be transferred to a Blocked Account or the Concentration Account, by ACH or wire transfer, no less frequently than daily on each Business Day.

        (c)   In the event that, notwithstanding the provisions of this Section 8.4, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Agent and shall not be commingled with any of the Borrower's other funds and shall be deposited and/or transferred to the Blocked Account or the Concentration Account directly or as provided in paragraph (b).

  8.5. PAYMENT OF LIABILITIES.

        (a)   On each Business Day, the Agent shall apply the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained) on the day following the receipt of such funds: First, towards the SwingLine Loans and Second, towards the unpaid balance of the Loan Account and all other Liabilities.

        (b)   The following rules shall apply to deposits and payments under and pursuant to this Section 8.5:

          (i)    Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00PM on that Business Day.

          (ii)   Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00PM on that Business Day.

          (iii)  If notice of a deposit to the Concentration Account (Section 8.5(b)(i)) or payment (Section 8.5(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.

          (iv)  All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

        (c)   The Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after any application towards the Liabilities required by Section 8.5(a), above (less those amounts which are to be netted out, as provided therein) provided, however, in the event that

          (i)    an Event of Default has occurred and is continuing; and

          (ii)   one or more L/C's are then outstanding,

then the Agent may establish a funded reserve of up to 105% of the aggregate Stated Amounts of such L/C's. Such funded reserve shall either be (i) returned to the Borrower provided that the Borrower is not InDefault or (ii) applied towards the Liabilities following the occurrence of any Event of Default described in Section 11.11 or acceleration following the occurrence of any other Event of Default.

  8.6. THE OPERATING ACCOUNT.

        Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements shall be made by the Borrower solely from, the Operating Account or an Exempt DDA.

ARTICLE IX. GRANT OF SECURITY INTEREST

  9.1. GRANT OF SECURITY INTEREST.

        (a)   The Borrower hereby grants to the Agent, for the benefit of the Revolving Credit Lenders and the Agent, to secure the payment and performance in full of all of the Liabilities, a security interest in and so pledges and assigns to the Agent, for the benefit of the Banks and the Agent, the following properties, assets and rights of the Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the "Collateral"):

  All personal property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles)

        (b)   Notwithstanding the foregoing, Collateral shall not include Real Estate, Leases, fixtures or Equipment or any license, permit or similar rights granted by any governmental authority which either by its terms or under Applicable Law is not assignable or in which the granting of a security interest is prohibited.

  9.2. EXTENT AND DURATION OF SECURITY INTEREST.

        (a)   The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until both (i) all Liabilities have been paid and/or satisfied in full and (ii) the security interest created herein is specifically terminated in writing by a duly authorized officer of the Agent.

        (b)   It is intended that the Collateral Interests created herein extend to and cover all assets of the Borrower other than Real Estate, fixtures or Equipment.

        9.2.1.    AUTHORIZATION TO FILE FINANCING STATEMENTS.    The Agent may at any time and from time to time, pursuant to the provisions of Section 9.4(c), file financing statements, continuation statements and amendments thereto that describe the Collateral as all assets of the Borrower or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Agent promptly upon request.

        9.2.2.    AUTHORIZATION TO FILE FINANCING STATEMENTS.    The Borrower shall at any time and from time to time, take such steps as the Agent may reasonably request for the Agent (i) to obtain an acknowledgement, in form and substance satisfactory to the Agent, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the benefit of the Agent, (ii) to obtain "control" of any investment property, deposit accounts, promissory notes or tangible chattel paper, electronic chattel paper or any "transferable record" as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with any agreements establishing control to be in form and substance satisfactory to the Agent, and (iii) otherwise to insure the continued attachment perfection and priority of, and the ability of the Agent to enforce, the Agent's security interest in any and all of the Collateral and of the preservation of its rights therein.

        (b)   If the Borrower shall at any time hold or acquire a commercial tort claim in excess of $250,000, the Borrower shall immediately notify the Agent in a writing signed by the Borrower of the brief details thereof and grant to the Agent, for the benefit of the Revolving Credit Lenders of the Agent, in such writing a security interest therein and in the proceeds thereof, all upon the terms of the Agreement, with such writing to be in form and substance satisfactory to the Agent.

        (c)   If the Borrower shall at any time be a beneficiary under a letter of credit in excess of $250,000, the Borrower shall immediately notify the Agent thereof and, of the request of the Agent, shall take such steps to (i) arrange for the issuer and any confirmed or other nominated person of such letter of credit to consent to an assignment to the Agent of the proceeds of such letter of credit and (ii) arrange for the Agent to become the transferee beneficiary of such letter of credit, such arrangements to be a form and substance satisfactory to the Agent.

        (d)   Nothing contained in this Section 9.4 shall be construed to narrow the scope of the Agent's security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of the Agent or any Revolving Credit Lender hereunder.

ARTICLE X. AGENT AS BORROWER'S ATTORNEY-IN-FACT

        10.1.    APPOINTMENT AS ATTORNEY-IN-FACT.    The Borrower hereby irrevocably constitutes and appoints the Agent (acting through any of its officers) as the Borrower's true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Agent and the Revolving Credit Lenders. The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

          (a)   Prosecute, defend, compromise, or release any action relating to the Collateral.

          (b)   Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Agent shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy or receiver of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

          (c)   Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

          (d)   Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

          (e)   Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

          (f)    Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

          (g)   Use, license or transfer any or all General Intangibles of the Borrower.

        10.2.    NO OBLIGATION TO ACT.    The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 10.1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE XI. EVENTS OF DEFAULT

        The occurrence of any event described in this Article 11: respectively shall constitute an "Event of Default" herein. Upon the occurrence of any Event of Default described in Section 11.11, any and all Liabilities shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Agent may, and on the instruction of the SuperMajority Lenders as provided in Section 13.1(b) shall, declare any and all Liabilities immediately due and payable. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent or any Revolving Credit Lender and the Borrower and instruments and papers heretofore, now, or hereafter given the Agent or any Revolving Credit Lender by the Borrower.

        11.1.    FAILURE TO PAY THE REVOLVING CREDIT.    The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, the Revolving Credit.

        11.2.    FAILURE TO MAKE OTHER PAYMENTS.    The failure by the Borrower to pay when due (or within Two (2) days after demand, if payable on demand) any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit.

        11.3.    FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD).    The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability included in any of the following provisions hereof:

Section	Relates to
5.7	Indebtedness
5.8(b)	Maintenance of Insurance
5.14	Pay taxes
5.20	Dividends. Investments. Other Corporate Actions
5.24	Affiliate Transactions
Article 6:	Financial Reporting and Performance Covenants
Article 8:	Cash Management; Payment of Liabilities

        11.4.    FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).    The failure by the Borrower; within Ten (10) days following the earlier of the Borrower's knowledge of a breach of any covenant or Liability not described in any of Sections 11.1, 11.2, or 11.3 or of its receipt of written notice from the Agent of the breach of any of such covenants or Liabilities to perform discharge or comply with any such covenants or liabilities.

        11.5.    MISREPRESENTATION.    The determination by the Agent that any representation or warranty at any time made by the Borrower to the Agent or any Revolving Credit Lender was not true or complete in all material respects when given.

        11.6.    ACCELERATION OF OTHER DEBT. BREACH OF LEASE.    The occurrence of any event such that any Indebtedness in excess of $250,000 of the Borrower to any creditor other than the Agent or any Revolving Credit Lender could be accelerated or, without the consent of the Borrower, any Capital Lease valued in excess of $250,000 or more than Three (3) Leases could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

        11.7.    DEFAULT UNDER OTHER AGREEMENTS.    The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Agent or any Revolving Credit Lender and the Borrower or instrument given by the Borrower to the Agent or any Revolving Credit Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the subject Agent or Revolving Credit Lender may not have exercised all or any of its rights on account of such breach or default).

        11.8.    UNINSURED CASUALTY LOSS.    The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral.

  11.1. ATTACHMENT. JUDGMENT. RESTRAINT OF BUSINESS.

        (a)   The service of process upon the Agent or any Revolving Credit Lender or any Participant seeking to attach, by trustee, mesne, or other process, any funds of the Borrower on deposit with, or assets of the Borrower in the possession of, the Agent or that Revolving Credit or such Participant.

        (b)   The entry of any judgment in excess of $250,000 against the Borrower, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within Thirty (30) days of its entry.

        (c)   The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

        11.1.1.    BUSINESS FAILURE.    Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the determination, by the Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any material part of the Borrower's property (and if commenced against the Borrower, is not timely contested by the Borrower in good faith by appropriate proceedings, and if not contested is not dismissed within Forty Five (45) days); the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any material part of the Borrower's business or operations.

        11.1.2.    BANKRUPTCY.    The failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within Forty Five (45) days of when filed.

        11.1.3.    INDICTMENT—FORFEITURE.    The indictment of, or institution of any legal process or proceeding against, the Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

  11.2. CHALLENGE TO LOAN DOCUMENTS.

        (a)   Any challenge by or on behalf of the Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

        (b)   Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

        11.2.1.    CHANGE IN CONTROL.    Any Change in Control.

ARTICLE XII. RIGHTS AND REMEDIES UPON DEFAULT

        12.1.    ACCELERATION.    Upon the occurrence of any Event of Default as described in Section 11.11, all Indebtedness of the Borrower to the Revolving Credit Lenders shall be immediately due and payable. Upon the occurrence of any Event of Default other than as described in Section 11.11, the Agent may (and on the issuance of Acceleration Notice(s) requisite to the causing of Acceleration, the Agent shall) declare all Indebtedness of the Borrower to the Revolving Credit Lenders to be immediately due and payable and may exercise all of the Agent's Rights and Remedies as the Agent from time to time thereafter determines as appropriate.

        12.2.    RIGHTS OF ENFORCEMENT.    The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

          (a)   To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Agent.

          (b)   To give notice to any of the Borrower's customs brokers to follow the instructions of the Agent as provided in any written agreement or undertaking of such broker in favor of the Agent.

          (c)   To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

          (d)   To take possession of all or any portion of the Collateral.

          (e)   To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

          (f)    To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

          (g)   To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

          (h)   To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

  12.1. SALE OF COLLATERAL.

          (a)   Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.

          (b)   The Agent, in the exercise of the Agent's rights and remedies upon default, may conduct one or more going out of business sales, in the Agent's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

          (c)   Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least Ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and remedies upon default.

          (d)   The Agent and any Revolving Credit Lender may purchase the Collateral, or any portion of it at any sale held under this Article 12.

          (e)   If any of the Collateral is sold, leased, or otherwise disposed of by the Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Agent.

          (f)    The Agent shall apply the proceeds of the Agent's exercise of its rights and remedies upon default pursuant to this Article 12: in accordance with Sections 13.6 and 13.7.

        12.1.1.    OCCUPATION OF BUSINESS LOCATION.    In connection with the Agent's exercise of the Agent's rights under this Article 12:, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Agent be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article 12:, nor for any charge (such as wages for the Borrower's employees and utilities) incurred in connection with the Agent's exercise of the Agent's Rights and Remedies.

        12.1.2.    GRANT OF NONEXCLUSIVE LICENSE.    The Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

        12.1.3.    ASSEMBLY OF COLLATERAL.    The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Agent and the Borrower.

        12.1.4.    RIGHTS AND REMEDIES.    The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the "Agent's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies. No waiver by the Agent of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Agent's Rights and Remedies may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE XIII. ACCELERATION AND LIQUIDATION

  13.1. ACCELERATION NOTICES.

          (a)   The Agent may give the Revolving Credit Lenders an Acceleration Notice at any time during the continuance of an Event of Default.

          (b)   The SuperMajority Lenders may give the Agent an Acceleration Notice at any time during the continuance of an Event of Default. Such notice may be by multiple counterparts, provided that counterparts executed by the requisite Revolving Credit Lenders are received by the Agent within a period of Five (5) consecutive Business Days.

        13.1.1.    ACCELERATION.    Unless stayed by judicial or statutory process, the Agent shall Accelerate the Revolving Credit Obligations within a commercially reasonable time following:

          (a)   The Agent's giving of an Acceleration Notice to the Revolving Credit Lenders as provided in Section 13.1(a).

          (b)   The Agent's receipt of an Acceleration Notice from the SuperMajority Lenders, in compliance with Section 13.1(b).

        13.1.2.    INITIATION OF LIQUIDATION.    Unless stayed by judicial or statutory process, a Liquidation shall be initiated by the Agent within a commercially reasonable time following Acceleration of the Revolving Credit Obligations.

  13.2. ACTIONS AT AND FOLLOWING INITIATION OF LIQUIDATION.

          (a)   At the initiation of a Liquidation:

          (b)   The unpaid principal balance of the SwingLine Loan (if any) shall be converted, pursuant to Section 2.2(b)(ii), to a Revolving Credit Loan in which all Revolving Credit Lenders participate.

          (c)   The Agent and the Revolving Credit Lenders shall "net out" each Revolving Credit Lender's respective contributions towards the Revolving Credit Loans, so that each Revolving Credit Lender holds that Revolving Credit Lender's Revolving Credit Percentage Commitment of the Revolving Credit Loans and advances.

          (d)   Following the initiation of a Liquidation, each Revolving Credit Lender shall contribute, towards any L/C thereafter honored and not immediately reimbursed by the Borrower, that Revolving Credit Lender's Revolving Credit Percentage Commitment of such honoring.

  13.3. AGENT'S CONDUCT OF LIQUIDATION.

          (a)   Any Liquidation shall be conducted by the Agent, with the advice and assistance of the Revolving Credit Lenders.

          (b)   The Agent may establish one or more Nominees to "bid in" or otherwise acquire ownership to any Post Foreclosure Asset.

          (c)   The Agent shall manage the Nominee and manage and dispose of any Post Foreclosure Assets with a view towards the realization of the economic benefits of the ownership of the Post Foreclosure Assets and in such regard, the Agent and/or the Nominee may operate, repair, manage, maintain, develop, and dispose of any Post Foreclosure Asset in such manner as the Agent determines as appropriate under the circumstances.

          (d)   The Agent may decline to undertake or to continue taking a course of action or to execute an action plan (whether proposed by the Agent or any Revolving Credit Lender) unless indemnified to the Agent's satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take that course of action or action plan.

          (e)   Each Revolving Credit Lender shall execute all such instruments and documents not inconsistent with the provisions of this Agreement as the Agent and/or the Nominee reasonably may request with respect to the creation and governance of any Nominee, the conduct of the Liquidation, and the management and disposition of any Post Foreclosure Asset.

  13.4. DISTRIBUTION OF LIQUIDATION PROCEEDS.

          (a)   The Agent may establish one or more reasonably funded reserve accounts into which proceeds of the conduct of any Liquidation may be deposited in anticipation of future expenses which may be incurred by the Agent in the exercise of rights as a secured creditor of the Borrower and prior claims which the Agent anticipates may need to be paid.

          (b)   The Agent shall distribute the net proceeds of Liquidation in accordance with the relative priorities set forth in Section 13.7.

          (c)   Each Revolving Credit Lender, on the written request of the Agent and/or any Nominee, not more frequently than once each month, shall reimburse the Agent and/or any Nominee, pro-rata in proportion to their Revolving Credit Percentage Commitment, for any cost or expense reasonably incurred by the Agent and/or the Nominee in the conduct of a Liquidation, which amount is not covered out of current proceeds of the Liquidation, which reimbursement shall be paid over to and distributed by the Agent.

          (d)   All prepayments of LIBOR Loans prior to the end of an Interest Period shall obligate the Borrower to pay any breakage costs associated with such LIBOR Loans in accordance with Section 2.10(e). Prior to the occurrence of any Event of Default, the Borrower may elect to avoid such breakage costs by providing to the Agent cash in an amount sufficient to cash collateralize such LIBOR Loans, but in no event shall the Borrower be deemed to have paid such LIBOR Loans until such cash has been paid to the Agent for application to such LIBOR Loans. The Agent may elect to cause such cash collateral to be deposited into either (i) a cash collateral account pursuant to the terms of a cash collateral agreement executed by the Borrower and the Agent and in form and substance satisfactory to the Agent or (ii) the Borrower's Operating Account with appropriate instructions prohibiting the Borrower's withdrawal of such funds so long as they remain cash collateral. In each such case, the Borrower agrees to execute and deliver to the Agent such instruments and documents, including Uniform Commercial Code financing statements and agreements with any third party depository banks, as the Agent may request.

        13.4.1.    RELATIVE PRIORITIES TO PROCEEDS OF LIQUIDATION.    The relative priorities to the proceeds of a Liquidation are as follows:

          (a)   To the Agent as reimbursement for all reasonable third party costs and expenses incurred by the Agent and to Lenders' Special Counsel and to any funded reserve established pursuant to Section 13.6(a); and then

          (b)   To the SwingLine Lender, on account of any SwingLine loans not converted to Revolving Credit Loans pursuant to Section 13.4(a)(i); and then

          (c)   To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to the unpaid principal balance of the Revolving Credit and Liabilities owed to the Agent pursuant to clause (b) of the definition of Liabilities relating to cash management services; and then

          (d)   To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to accrued interest on the Revolving Credit; and then

          (e)   To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to those fees distributable hereunder to the Revolving Credit Lenders; and then

          (f)    To any Delinquent Revolving Credit Lenders, pro-rata to amounts to which such Revolving Credit Lenders otherwise would have been entitled pursuant to Sections 13.7(c), 13.7(d), 13.7(e); and then

          (g)   To the Revolving Credit Lenders, pro-rata, to the extent of the Revolving Credit Early Termination Fee; and then

          (h)   To any other Liabilities.

ARTICLE XIV. THE AGENT

  14.1. APPOINTMENT OF THE AGENT.

          (a)   Each Lender appoints and designates Fleet Retail Finance Inc. as the "Agent" hereunder and under the Loan Documents.

          (b)   Each Revolving Credit Lender authorizes the Agent:

              (i)  To execute those of the Loan Documents and all other instruments relating thereto to which the Agent is a party.

             (ii)  To take such action on behalf of the Revolving Credit Lenders and to exercise all such powers as are expressly delegated to the Agent hereunder and in the Loan Documents and all related documents, together with such other powers as are reasonably incident thereto.

  14.2. RESPONSIBILITIES OF AGENT.

          (a)   The Agent shall not have any duties or responsibilities to, or any fiduciary relationship with, any Revolving Credit Lender except for those expressly set forth in this Agreement. The Syndication Agent shall have no duties or responsibilities under this Agreement.

          (b)   Neither the Agent nor any of its Affiliates shall be responsible to any Revolving Credit Lender for any of the following:

              (i)  Any recitals, statements, representations or warranties made by the Borrower or any other Person.

             (ii)  Any appraisals or other assessments of the assets of the Borrower or of any other Person responsible for or on account of the Liabilities.

            (iii)  The value, validity, effectiveness, genuineness, enforceability, or sufficiency of the Loan Agreement, the Loan Documents or any other document referred to or provided for therein.

            (iv)  Any failure by the Borrower or any other Person (other than the Agent) to perform its obligations under the Loan Documents.

          (c)   The Agent may employ attorneys, accountants, and other professionals and agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such attorneys, accountants, and other professionals or agents or attorneys-in-fact selected by the Agent with reasonable care. No such attorney, accountant, other professional, agent, or attorney-in-fact shall be responsible for any action taken or omitted to be taken by any other such Person.

          (d)   Neither the Agent, nor any of its directors, officers, or employees shall be responsible for any action taken or omitted to be taken or omitted to be taken by any other of them in connection herewith in reliance upon advice of its counsel nor, in any other event except for any action taken or omitted to be taken as to which a final judicial determination has been or is made (in a proceeding in which such Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

          (e)   The Agent shall not have any responsibility in any event for more funds than the Agent actually receives and collects.

          (f)    The Agent, in its separate capacity as a Lender, shall have the same rights and powers hereunder as any other Lender.

  14.3. CONCERNING DISTRIBUTIONS BY THE AGENT.

          (a)   The Agent in the Agent's reasonable discretion based upon the Agent's determination of the likelihood that additional payments will be received, expenses incurred, and/or claims made by third parties to all or a portion of such proceeds, may delay the distribution of any payment received on account of the Liabilities.

          (b)   The Agent may disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Revolving Credit Lender to whom the Agent made the funds available, on demand from the Agent, shall refund to the Agent the sum paid to that person.

          (c)   If, in the opinion of the Agent, the distribution of any amount received by the Agent might involve the Agent in liability, or might be prohibited hereby, or might be questioned by any Person, then the Agent may refrain from making distribution until the Agent's right to make distribution has been adjudicated by a court of competent jurisdiction.

          (d)   The proceeds of any Revolving Credit Lender's exercise of any right of, or in the nature of, set-off shall be deemed, First, to the extent that a Revolving Credit Lender is entitled to any distribution hereunder, to constitute such distribution and Second, shall be shared with the other Revolving Credit Lenders as if distributed pursuant to (and shall be deemed as distributions under) Section 13.7.

          (e)   Each Revolving Credit Lender recognizes that the crediting of the Borrower with the "proceeds" of any transaction in which a Post Foreclosure Asset is acquired is a non-cash transaction and that, in consequence, no distribution of such "proceeds" will be made by the Agent to any Lender.

          (f)    In the event that (x) a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid or disgorged or (y) the SuperMajority Lenders determine to effect such repayment or disgorgement, then each Revolving Credit Lender to which any such distribution shall have been made shall repay, to the Agent which had made such distribution, that Revolving Credit Lender's pro-rata share of the amount so adjudged or determined to be repaid or disgorged.

        14.3.1.    DISPUTE RESOLUTION.    Any dispute among the Revolving Credit Lenders and/or the Agent concerning the interpretation, administration, or enforcement of the financing arrangements contemplated by this or any other Loan Document or the interpretation or administration of this or any other Loan Document which cannot be resolved amicably shall be resolved in the United States District Court for the District of Massachusetts, sitting in Boston or in the Superior Court of Suffolk County, Massachusetts, to the jurisdiction of which courts each Revolving Credit Lender hereto hereby submits.

        14.3.2.    DISTRIBUTIONS OF NOTICES AND OF DOCUMENTS.    The Agent will forward to each Revolving Credit Lender, promptly after the Agent's receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to this Agreement, including monthly, quarterly, and annual financial statements and borrowing base certificates received from the Borrower pursuant to Article 6:, other than any of the following:

          (a)   Routine communications associated with requests for Revolving Credit Loans and/or the issuance of L/C's.

          (b)   Routine or nonmaterial communications.

          (c)   Any notice or document required by any of the Loan Documents to be furnished to the Revolving Credit Lenders by the Borrower.

          (d)   Any notice or document of which the Agent has knowledge that such notice or document had been forwarded to the Revolving Credit Lenders other than by the Agent.

  14.4. CONFIDENTIAL INFORMATION.

          (a)   Each Revolving Credit Lender will maintain, as confidential, all of the following:

              (i)  Proprietary approaches, techniques, and methods of analysis which are applied by the Agent in the administration of the credit facility contemplated by this Agreement.

             (ii)  Proprietary forms and formats utilized by the Agent in providing reports to the Revolving Credit Lenders pursuant hereto, which forms or formats are not of general currency.

          (b)   Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or which may be required or requested by regulatory authorities having jurisdiction over any party to this Agreement.

        14.4.1.    RELIANCE BY AGENT.    The Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex, or facsimile) reasonably believed by the Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of attorneys, accountants and other experts selected by the Agent. As to any matters not expressly provided for in this Agreement, any Loan Document, or in any other document referred to therein, the Agent shall in all events be fully protected in acting, or in refraining from acting, in accordance with the applicable Consent required by this Agreement. Instructions given with the requisite Consent shall be binding on all Revolving Credit Lenders.

  14.5. NON-RELIANCE ON AGENT AND OTHER REVOLVING CREDIT LENDERS.

        (a)   Each Revolving Credit Lender represents to all other Revolving Credit Lenders and to the Agent that such Revolving Credit Lender:

          (i)    Independently and without reliance on any representation or act by Agent or by any other Revolving Credit Lender, and based on such documents and information as that Revolving Credit Lender has deemed appropriate, has made such Revolving Credit Lender's own appraisal of the financial condition and affairs of the Borrower and decision to enter into this Agreement.

          (ii)   Has relied upon that Revolving Credit Lender's review of the Loan Documents by that Revolving Credit Lender and by counsel to that Revolving Credit Lender as that Revolving Credit Lender deemed appropriate under the circumstances.

        (b)   Each Revolving Credit Lender agrees that such Revolving Credit Lender, independently and without reliance upon Agent or any other Revolving Credit Lender, and based upon such documents and information as such Revolving Credit Lender shall deem appropriate at the time, will continue to make such Revolving Credit Lender's own appraisals of the financial condition and affairs of the Borrower when determining whether to take or not to take any discretionary action under this Agreement.

        (c)   The Agent, in the discharge of that Agent's duties hereunder, shall not be required to make inquiry of, or to inspect the properties or books of, any Person.

        (d)   Except for notices, reports, and other documents and information expressly required to be furnished to the Revolving Credit Lenders by the Agent hereunder (as to which, see Section 14.5), the Agent shall not have any affirmative duty or responsibility to provide any Lender with any credit or other information concerning any Person, which information may come into the possession of Agent or any Affiliate of the Agent.

        (e)   Each Revolving Credit Lender, at such Revolving Credit Lender's request, shall have reasonable access to all nonprivileged documents in the possession of the Agent, which documents relate to the Agent's performance of its duties hereunder.

        14.5.1.    INDEMNIFICATION.    Without limiting the liabilities of the Borrower under any this or any of the other Loan Documents, each Revolving Credit Lender shall indemnify the Agent, pro-rata, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorneys' reasonable fees and expenses and other out-of-pocket expenditures) which may at any time be imposed on, incurred by, or asserted against the Agent and in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of terms hereof or thereof or of any such other documents, provided, however, no Revolving Credit Lender shall be liable for any of the foregoing to the extent that any of the foregoing arises from any action taken or omitted to be taken by the Agent as to which a final judicial determination has been or is made (in a proceeding in which the Agent has had an opportunity to be heard) that the Agent had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

  14.6. RESIGNATION OF AGENT.

        (a)   The Agent may resign at any time by giving Sixty (60) days prior written notice thereof to the Revolving Credit Lenders. Upon receipt of any such notice of resignation, the SuperMajority Lenders shall have the right to appoint a successor to such Agent (and if no Event of Default has occurred, with the consent of the Borrower, not to be unreasonably withheld and, in any event, deemed given by the Borrower if no written objection is provided by the Borrower to the (resigning) Agent within Seven (7) Business Days notice of such proposed appointment). If a successor Agent shall not have been so appointed and accepted such appointment within Thirty (30) days after the giving of notice by the resigning Agent, then the resigning Agent may appoint a successor Agent, which shall be a financial institution having a rating of not less than "A" or its equivalent if rated by Standard & Poor's Ratings Group. The consent of the Borrower otherwise required by this Section 14.10(a) shall not be required if an Event of Default has occurred and is continuing.

        (b)   Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to, and become vested with, all the rights, powers, privileges, and duties of the (resigning) Agent so replaced, and the (resigning) Agent shall be discharged from the (resigning) Agent's duties and obligations hereunder, other than on account of any responsibility for any action taken or omitted to be taken by the (resigning) Agent as to which a final judicial determination has been or is made (in a proceeding in which the (resigning) Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner or in bad faith.

        (c)   After any retiring Agent's resignation, the provisions of this Agreement and of all other Loan Documents shall continue in effect for the retiring Person's benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

ARTICLE XV. ACTION BY AGENTS—CONSENTS—AMENDMENTS—WAIVERS

  15.1. ADMINISTRATION OF CREDIT FACILITIES.

        (a)   Except as otherwise specifically provided in this Agreement, the Agent may take any action with respect to the credit facility contemplated by the Loan Documents as the Agent determines to be appropriate, provided, however, the Agent is not under any affirmative obligation to take any action which it is not required by this Agreement or the Loan Documents specifically to so take.

        (b)   Except as specifically provided in the following Sections of this Agreement, whenever a Loan Document or this Agreement provides that action may be taken or omitted to be taken in the Agent's discretion, the Agent shall have the sole right to take, or refrain from taking, such action without, and notwithstanding, any vote of the Revolving Credit Lenders:

Actions Described in Section	Type of Consent Required
15.2	Majority Lenders
15.3	SuperMajority Lenders
15.4	Certain Consent
15.5	Unanimous Consent
15.6	Consent of SwingLine Lender
15.7	Consent of the Agent

        (c)   The rights granted to the Revolving Credit Lenders in those sections referenced in Section 15.1(b) shall not otherwise limit or impair the Agent's exercise of its discretion under the Loan Documents.

        15.1.1.    ACTIONS REQUIRING OR ON DIRECTION OF MAJORITY LENDERS.    Except as otherwise provided in this Agreement, the Consent or direction of the Majority Lenders is required for any amendment, waiver, or modification of any Loan Document.

        15.1.2.    ACTIONS REQUIRING OR ON DIRECTION OF SUPERMAJORITY LENDERS.    The Consent or direction of the SuperMajority Lenders is required as follows:

          (a)   The Revolving Credit Lenders agree that any loan or advance under the Revolving Credit which results in a Protective OverAdvance may be made by the Agent in its discretion without the Consent of the Revolving Credit Lenders and that each Revolving Credit Lender shall be bound thereby, provided, however, the Consent or direction of the SuperMajority Lenders is required to permit a Protective OverAdvance to be outstanding for more than Forty Five (45) consecutive Business Days or more than twice in any twelve month period.

          (b)   If the Borrower is then InDefault, the SuperMajority Lenders may direct the Agent to suspend the Revolving Credit (including the making of any Protective OverAdvances), whereupon, as long as the Borrower is InDefault, the only Revolving Credit Loans which may be made are the following:

            (i)    Protective OverAdvances.

            (ii)   Revolving Credit Loans made to "cover" the honoring of L/C's.

            (iii)  Revolving Credit Loans made with Consent of the SuperMajority Lenders.

          (c)   If an Event of Default has occurred and not been duly waived, the SuperMajority Lenders may:

            (i)    Give the Agent an Acceleration Notice in accordance with Section 13.1(b).

            (ii)   Direct the Agent to increase the rate of interest to the default rate of interest as provided in, and to the extent permitted by, this Agreement.

        15.1.3.    ACTION REQUIRING CERTAIN CONSENT.    The consent of the SwingLine Lender and Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 51% or more of the Loan Commitments of the Revolving Credit Lenders (other than any Loan Commitments held by Delinquent Revolving Credit Lenders) shall be required to increase the SwingLine Loan Ceiling.

        15.1.4.    ACTIONS REQUIRING OR DIRECTED BY UNANIMOUS CONSENT.    None of the following may take place except with Unanimous Consent:

          (a)   Any increase in any Revolving Credit Lender's Revolving Credit Dollar Commitment or Revolving Credit Percentage Commitment (other than by reason of the application of Section 15.10 (which deals with NonConsenting Revolving Credit Lenders) or Section 16.1 (which deals with assignments and participations)).

          (b)   Any decrease in any interest rate or fee payable to the Revolving Credit Lenders on account of the Revolving Credit Loans.

          (c)   Any extension of the Maturity Date.

          (d)   Any forgiveness of all or any portion of any payment Liability, provided, however, that the Agent shall be permitted to forgive fees owed to it and not to any other Revolving Credit Lender without any consent being required.

          (e)   Any decrease in any interest rate or fee payable under any of the Loan Documents (other than any Agent's Fee (for which the consent of the Agent shall also be required)).

          (f)    Any release of a material portion of the Collateral not otherwise required or provided for in the Loan Documents or to facilitate a Liquidation.

          (g)   Any amendment of the definition of the terms "Borrowing Base" or "Availability" or of any Definition of any component thereof, such that more credit would be available to the Borrower, based on the same assets, as would have been available to the Borrower immediately prior to such amendment, it being understood, however, that:

            (i)    The foregoing shall not limit the adjustment by the Agent of any Reserve in the Agent's administration of the Revolving Credit as otherwise permitted by this Agreement.

            (ii)   The foregoing shall not prevent the Agent, in its administration of the Revolving Credit, from restoring any component of Borrowing Base which had been lowered by the Agent back to the value of such component, as stated in this Agreement or to an intermediate value.

          (h)   Any release of any Person obligated on account of the Liabilities.

          (i)    The making of any Revolving Credit Loan which, when made, exceeds Availability and is not a Protective OverAdvance, provided, however,

            (i)    no Consent shall be required in connection with the making of any Revolving Credit Loan to "cover" any honoring of a drawing under any L/C; and

            (ii)   each Lender recognizes that subsequent to the making of a Revolving Credit Loan which does not constitute a Protective OverAdvance, the unpaid principal balance of the Loan Account may exceed Borrowing Base on account of changed circumstances beyond the control of the Agent (such as a drop in collateral value).

          (j)    The waiver of the obligation of the Borrower to reduce the unpaid principal balance of loans under the Revolving Credit to an amount so that no OverAdvance (other than a Protective OverAdvance) is outstanding or, subject to the time limits included in Section 15.3(a) (which places time and frequency limits on Protective OverAdvance), to eliminate a Protective OverAdvance.

          (k)   The incurrence of any additional Indebtedness of the Borrower which is secured by an Encumbrance not otherwise permitted by Section 5.6 hereof.

          (l)    Any amendment to clauses (a), (i), (j) or (k) of Section 5.20.

          (m)  Any amendment of this Article 15:.

          (n)   Amendment of any of the following Definitions:

      "Appraised Inventory Liquidation Value"
      "Appraised Inventory Percentage"
      "Inventory Advance Rate"
      "Majority Lender"
      "Protective OverAdvance"
      "SuperMajority Lenders
      "Unanimous Consent"

        15.1.5.    ACTIONS REQUIRING SWINGLINE LENDER CONSENT.    No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the SwingLine Lender may be undertaken without the Consent of the SwingLine Lender.

  15.2. ACTIONS REQUIRING AGENT'S CONSENT.

        (a)   No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the Agent in its capacity as Agent may be undertaken without the written consent of the Agent.

        (b)   No action referenced herein which affects the rights, duties, obligations, or liabilities of the Agent shall be effective without the written consent of the Agent.

  15.3. MISCELLANEOUS ACTIONS.

        (a)   Notwithstanding any other provision of this Agreement, no single Revolving Credit Lender independently may exercise any right of action or enforcement against or with respect to the Borrower.

        (b)   The Agent shall be fully justified in failing or refusing to take action under this Agreement or any Loan Document on behalf of any Revolving Credit Lender unless the Agent shall first:

          (i)    receive such clear, unambiguous, written instructions as the Agent deems appropriate; and

          (ii)   be indemnified to the Agent's satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action, unless such action had been grossly negligent, in willful misconduct, or in bad faith.

        (c)   The Agent may establish reasonable procedures for the providing of direction and instructions from the Revolving Credit Lenders to the Agent, including its reliance on multiple counterparts, facsimile transmissions, and time limits within which such direction and instructions must be received in order to be included in a determination of whether the requisite Loan Commitments has provided its direction, Consent, or instructions.

        15.3.1.    ACTIONS REQUIRING BORROWER'S CONSENT.    The Borrower's consent is required for any amendment of this Agreement, except that each of the following Articles of this Agreement may be amended without the consent of the Borrower:

Article	Title of Article
3:	Revolving Credit Fundings and Distributions
13:	Acceleration and Liquidation
14: (other than Section 14.10(a))	The Agent
16: (other than Sections 16.1(iii) and (iv))	Assignments and Participations

  15.4. NONCONSENTING REVOLVING CREDIT LENDER.

        (a)   In the event that a Revolving Credit Lender (in this Section 15.10, a "NonConsenting Revolving Credit Lender") does not provide its Consent to a proposal by the Agent to take action which requires consent under this Article 15:, then one or more Revolving Credit Lenders who provided Consent to such action may require the assignment, without recourse and in accordance with the procedures outlined in Section 16.1, below, of the NonConsenting Revolving Credit Lender's commitment hereunder on Fifteen (15) days written notice to the Agent and to the NonConsenting Revolving Credit Lender.

        (b)   At the end of such Fifteen (15) days, and provided that the NonConsenting Revolving Credit Lender delivers the Revolving Credit Note held by the NonConsenting Revolving Credit Lender to the Agent, the Revolving Credit Lenders who have given such written notice shall Transfer the following to the NonConsenting Revolving Credit Lender:

          (i)    Such NonConsenting Revolving Credit Lender's pro-rata share of the principal and interest of the Revolving Credit Loans to the date of such assignment.

          (ii)   All fees distributable hereunder to the NonConsenting Revolving Credit Lender to the date of such assignment.

          (iii)  Any out-of-pocket costs and expenses for which the NonConsenting Revolving Credit Lender is entitled to reimbursement from the Borrower.

        (c)   In the event that the NonConsenting Revolving Credit Lender fails to deliver to the Agent the Revolving Credit Note held by the NonConsenting Revolving Credit Lender as provided in Section 15.10(b), then:

          (i)    The amount otherwise to be Transferred to the NonConsenting Revolving Credit Lender shall be Transferred to the Agent and held by the Agent, without interest, to be turned over to the NonConsenting Revolving Credit Lender upon delivery of the Revolving Credit Note held by that NonConsenting Revolving Credit Lender.

          (ii)   The Revolving Credit Note held by the NonConsenting Revolving Credit Lender shall have no force or effect whatsoever.

          (iii)  The NonConsenting Revolving Credit Lender shall cease to be a "Revolving Credit Lender".

          (iv)  The Revolving Credit Lender(s) which have Transferred the amount to the Agent as described above shall have succeeded to all rights and become subject to all of the obligations of the NonConsenting Revolving Credit Lender as "Revolving Credit Lender".

        (d)   In the event that more than One (1) Revolving Credit Lender wishes to require such assignment, the NonConsenting Revolving Credit Lender's commitment hereunder shall be divided among such Revolving Credit Lenders, pro-rata based upon their respective Revolving Credit Percentage Commitments, with the Agent coordinating such transaction.

        (e)   The Agent shall coordinate the retirement of the Revolving Credit Note held by the NonConsenting Revolving Credit Lender and the issuance of Revolving Credit Notes to those Revolving Credit Lenders which "take-out" such NonConsenting Revolving Credit Lender, provided, however,no processing fee otherwise to be paid as provided in Section 16.2(b) shall be due under such circumstances.

ARTICLE XVI. ASSIGNMENTS BY REVOLVING CREDIT LENDERS

        16.1.    ASSIGNMENTS AND ASSUMPTIONS.    Except as provided herein, each Revolving Credit Lender (in this Section 16.1(a), an "Assigning Revolving Credit Lender") may assign to one or more Eligible Assignees (in this Section 16.1(a), each an "Assignee Revolving Credit

Lender") all or a portion of that Revolving Credit Lender's interests, rights and obligations under this Agreement and the Loan Documents (including all or a portion of its Commitment) and the same portion of the Revolving Credit Loans at the time owing to it, and of the Revolving Credit Note held by the Assigning Revolving Credit Lender, provided that

          (i)    The Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, but need not be given if the proposed assignment would result in any resulting Revolving Credit Lender's having a Dollar Commitment of less than the "minimum hold" amount specified in Section 16.1(a)(iii) or if there would be more than Nine (9) Revolving Credit Lenders.

          (ii)   Each such assignment shall be of a constant, and not a varying, percentage of all the Assigning Revolving Credit Lender's rights and obligations under this Agreement.

          (iii)  Following the effectiveness of such assignment, the Assigning Revolving Credit Lender's Dollar Commitment (if not an assignment of all of the Assigning Revolving Credit Lender's Commitment) shall not be less than $10,000,000.

          (iv)  The Assigning Revolving Credit Lender is assigning at least $5,000,000 of its Revolving Credit Dollar Commitment or all of its Loan Commitment.

          (v)   So long as no Event of Default is continuing, the Borrower shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld.

        16.2.    ASSIGNMENT PROCEDURES.    (This Section 16.2 describes the procedures to be followed in connection with an assignment effected pursuant to this Article 16: and permitted by Section 16.1).

        (a)   The parties to such an assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance substantially in the form of EXHIBIT D, annexed hereto (an "Assignment and Acceptance").

        (b)   The Assigning Revolving Credit Lender shall deliver to the Agent, with such Assignment and Acceptance, the Revolving Credit Note held by the subject Assigning Revolving Credit Lender and the Agent's processing fee of $3,500, provided, however, no such processing fee shall be due where the Assigning Revolving Credit Lender is one of the Revolving Credit Lenders at the initial execution of this Agreement.

        (c)   The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Revolving Credit Lenders and of the Revolving Credit Percentage Commitment and Maximum Revolving Credit Dollar Commitment of each Revolving Credit Lender. The Register shall be available for inspection by the Revolving Credit Lenders at any reasonable time and from time to time upon reasonable prior notice. In the absence of manifest error, the entries in the Register shall be conclusive and binding on all Revolving Credit Lenders. The Agent and the Revolving Credit Lenders may treat each Person whose name is recorded in the Register as a "Revolving Credit Lender" hereunder for all purposes of this Agreement.

        (d)   The Assigning Revolving Credit Lender and Assignee Revolving Credit Lender, directly between themselves, shall make all appropriate adjustments in payments for periods prior to the effective date of an Assignment and Assumption.

  16.1.    EFFECT OF ASSIGNMENT.

        (a)   From and after the effective date specified in an Assignment and Acceptance which has been executed, delivered, and recorded (which effective date the Agent may delay by up to Five (5) Business Days after the delivery of such Assignment and Acceptance):

          (i)    The Assignee Revolving Credit Lender:

            (A)  Shall be a party to this Agreement and the Loan Documents (and to any amendments thereof) as fully as if the Assignee Revolving Credit Lender had executed each.

            (B)  Shall have the rights of a Revolving Credit Lender hereunder to the extent of the Revolving Credit Percentage Commitment and the Maximum Revolving Credit Dollar Commitment assigned by such Assignment and Acceptance.

          (ii)   The Assigning Revolving Credit Lender shall be released from the Assigning Revolving Credit Lender's obligations under this Agreement and the Loan Documents to the extent of the Loan Commitment assigned by such Assignment and Acceptance.

          (iii)  The Agent shall undertake to obtain and distribute replacement Revolving Credit Notes to the subject Assigning Revolving Credit Lender and Assignee Revolving Credit Lender.

        (b)   By executing and delivering an Assignment and Acceptance, the parties thereto confirm to and agree with each other and with all parties to this Agreement as to those matters which are set forth in the subject Assignment and Acceptance.

        16.1.1.    PARTICIPATIONS.    Each Revolving Credit Lender may sell participations to one or more financial institutions (each, a "Participant") in that Revolving Credit Lender's interests herein provided that no such participation shall include any provision which accords that Participant with any rights, vis-à-vis the Agent, with respect to any requirement herein for approval by a requisite number or proportion of the Revolving Credit Lenders, and provided, further, that all Participants shall be subject to the confidentiality provisions set forth in Sections 14.6 and 19.14 hereof. No such sale of a participation shall relieve a Revolving Credit Lender from that Revolving Credit Lender's obligations hereunder nor obligate the Agent to any Person other than a Revolving Credit Lender.

ARTICLE XVII. NOTICES

        17.1.    NOTICE ADDRESSES.    All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon Seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Agent:
Fleet Retail Finance Inc. 40 Broad Street Boston, Massachusetts 02109
Attention	Sally A. Sheehan Director
Fax	617-434-4339
With a copy to:
Bingham Dana LLP 150 Federal Street Boston, Massachusetts 02110
Attention	Robert A.J. Barry, Esquire
Fax	617-951-8736
If to the Borrower:
Gander Mountain Company 4567 West 80th Street Bloomington, Minnesota 55437
Attention	Robert Klein, Chief Financial Officer
Fax	952-832-8656
With a copy to:
Gander Mountain Company 4567 West 80th Street Bloomington, Minnesota 55437
Attention	Legal Department
Fax:	952-830-1681

  17.1.    NOTICE GIVEN.

        (a)   Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

          (i)    By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

          (ii)   By recognized overnight express delivery: the Business Day following the day when sent.

          (iii)  By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

          (iv)  By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, One (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

        (b)   Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

        17.1.1.    WIRE INSTRUCTIONS NOTICE GIVEN.    Subject to change in the same manner that a notice address may be changed (as to which, seeSection 17.1), wire transfers to the Agent shall be made in accordance with the following wire instructions:

Fleet Retail Finance Inc.
ABA Number:	011-000-138
Account Number:	530-39952
Reference:	Gander Mountain

ARTICLE XVIII. TERM

        18.1.    TERMINATION OF REVOLVING CREDIT.    The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.5(g) hereof) until the Termination Date.

  18.1.    ACTIONS ON TERMINATION.

        (a)   On the Termination Date, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the following:

          (i)    The entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans, and the SwingLine Loan).

          (ii)   Any then remaining installments of the Upfront Fee.

          (iii)  Any then remaining installments of the Agent's Fee.

          (iv)  Any payments due on account of the indemnification obligations included in Section 2.10(e).

          (v)   Any accrued and unpaid Unused Line Fee.

          (vi)  Any applicable Revolving Credit Early Termination Fee.

          (vii) All unreimbursed costs and expenses of the Agent and of Lenders' Special Counsel for which the Borrower is responsible.

        (b)   On the Termination Date, the Borrower shall also shall make such arrangements concerning any L/C's then outstanding as are reasonably satisfactory to the Agent.

        (c)   Until such payment (Section 18.2(a)) and arrangements concerning L/C's (Section 18.2(b)), all provisions of this Agreement, other than those included in Article 2: which place any obligation on the Agent or any Revolving Credit Lender to make any loans or advances or to provide any financial accommodations to the Borrower shall remain in full force and effect until all Liabilities shall have been paid in full.

        (d)   The release by the Agent of the Collateral Interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may require.

ARTICLE XIX. GENERAL

        19.1.    PROTECTION OF COLLATERAL.    The Agent's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as the Agent deals with similar property for its own account.

        19.2.    PUBLICITY.    Subject to the approval of the Borrower, such approval not to be unreasonably withheld, the Agent may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.

        19.3.    SUCCESSORS AND ASSIGNS.    This Agreement shall be binding upon the Borrower and inure to the benefit of the Borrower and the Borrower's representatives, successors, and assigns and shall be binding upon and inure to the benefit of the Agent and each Revolving Credit Lender and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Agent or any Revolving Credit Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

        19.4.    SEVERABILITY.    Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

  19.1.    AMENDMENTS. COURSE OF DEALING.

        (a)   This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Agent and each Revolving Credit Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or any Revolving Credit Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent to the manner by which Borrowing Base is determined shall obligate the Agent to continue to determine Borrowing Base in that manner.

        (b)   The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent given in accordance with the provisions of this Agreement. Subject to Article 15:, no consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

        19.1.1.    POWER OF ATTORNEY.    In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

        19.1.2.    APPLICATION OF PROCEEDS.    The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion, consistent, however, with Sections 13.6 and 13.7 and any other applicable provisions of this Agreement. The Borrower shall remain liable for any deficiency remaining following such application.

        19.1.3.    INCREASED COSTS.    If, as a result of any change arising after the Closing Date in any Requirement of Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

          (a)   subjects any Revolving Credit Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Agent or any Revolving Credit Lender under this Agreement (except for taxes on the Agent or any Revolving Credit Lender based on net income or capital);

          (b)   imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Revolving Credit Lender;

          (c)   imposes on any Revolving Credit Lender any other condition with respect to any Loan Document; or

          (d)   imposes on any Revolving Credit Lender a requirement to maintain or allocate capital in relation to the Liabilities;

  and the result of any of the foregoing, in such Revolving Credit Lender's reasonable opinion, is to increase the cost to that Revolving Credit Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by that Revolving Credit Lender in respect of any loan, advance or financial accommodation by an amount which that Revolving Credit Lender deems to be material, then upon written notice from the Agent, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Agent, for the benefit of the subject Revolving Credit Lender, upon receipt of such notice, that amount which shall compensate the subject Revolving Credit Lender for such additional cost or reduction in income.

  19.2.    COSTS AND EXPENSES OF THE AGENT.

        (a)   The Borrower shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys' reasonable fees and expenses) which are incurred by the Agent and the Lead Arranger in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and the protection, preservation and enforcement of the Agent's rights and remedies under or in respect of any of the Liabilities or and of the Collateral and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

        (b)   The Borrower shall pay from time to time on demand all reasonable costs and expenses (including attorneys' reasonable fees and expenses) incurred, following the occurrence of any Event of Default, by the Revolving Credit Lenders to Lenders' Special Counsel.

        (c)   The Borrower authorizes the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account.

        (d)   The undertaking on the part of the Borrower in this Section 19.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 19.9.

        19.2.1.    COPIES AND FACSIMILES.    Each Loan Document and all documents and papers which relate thereto which have been or may be hereinafter furnished the Agent or any Revolving Credit Lender may be reproduced by that Revolving Credit Lender or by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and such Person making such reproduction may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

        19.2.2.    MASSACHUSETTS LAW.    This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

  19.3.    CONSENT TO JURISDICTION.

        (a)   The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

        (b)   The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein, such service to become effective Five (5) Business Days after such mailing.

        (c)   The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

        (d)   Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

        (e)   The Borrower agrees that any action commenced by the Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

        19.3.1.    INDEMNIFICATION.    The Borrower shall indemnify, defend, and hold the Agent, the Lead Arranger and each Revolving Credit Lender and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities, with such Indemnified Person with respect to any of the Loan Documents or the transactions documented in the Loan Documents, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) the Collateral; (y) the occurrence of any Event of Default; or (z) the exercise of any rights or remedies under any of the Loan Documents (each of which claims may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Indemnified Person's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Agent and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge duly executed on behalf of the Agent which makes specific reference to this Section 19.13.

        19.3.2.    CONFIDENTIALITY.    Each of the Revolving Credit Lenders and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement that is identified by the Borrower as being confidential at the time the same is delivered to the Revolving Credit Lenders or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 19.14, or becomes available to any of the Revolving Credit Lenders or the Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Revolving Credit Lenders or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Revolving Credit Lender or the Agent, or to auditors or accountants, (e) to the Agent or any Revolving Credit Lender, (f) in connection with any litigation to which any one or more of the Revolving Credit Lenders or the Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to an affiliate of any Revolving Credit Lender or the Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this Section 19.14.

        19.3.3.    RULES OF CONSTRUCTION.    The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

          (a)   Unless otherwise specifically provided for herein, interest on Base Margin Loans and any fee or charge which is stated as a per annum percentage shall be calculated based on a 365 day year and actual days elapsed and interest on LIBOR Loans shall be calculated based on a 360 day year and actual days elapsed.

          (b)   Words in the singular include the plural and words in the plural include the singular.

          (c)   Cross references to Sections in this Agreement begin with the Article in which that Section appears, followed by a colon, and then the Section to which reference is made. (For example, a reference to "Section 6.6" is to Section 6.6, which appears in Article 6: of this Agreement).

          (d)   Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

          (e)   The words "includes" and "including" are not limiting.

          (f)    Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

          (g)   Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

          (h)   The words "may not" are prohibitive and not permissive.

          (i)    Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

          (j)    Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

          (k)   The symbol "$" refers to United States Dollars.

          (l)    Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

          (m)  References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

          (n)   Except as otherwise specifically provided, all references to time are to Boston time.

          (o)   In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

            (i)    Unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.

            (ii)   The word "from" means "from and including".

            (iii)  The words "to" and "until" each mean "to, but excluding".

            (iv)  The word "through" means "to and including".

          (p)   The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 9.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

          (q)   This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Revolving Credit Lenders merely on account of the Agent's or any Revolving Credit Lender's involvement in the preparation of such documents

        19.3.4.    INTENT.    It is intended that:

          (a)   This Agreement take effect as a sealed instrument.

          (b)   The scope of all Collateral Interests created by the Borrower to secure the Liabilities be broadly construed in favor of the Agent and that they cover all assets of the Borrower, other than Real Estate, fixtures and Equipment.

          (c)   All Collateral Interests created in favor of the Agent at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

          (d)   All reasonable costs, expenses, and disbursements incurred by the Agent, the Lead Arranger and, to the extent provide in Section 19.9 each Revolving Credit Lender, in connection with such Person's relationship(s) with the Borrower shall be borne by the Borrower.

          (e)   Unless otherwise explicitly provided herein, the Agent's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2.17 hereof.

        19.3.5.    RIGHT OF SET-OFF.    Any and all deposits or other sums at any time credited by or due to the Borrower from the Agent or any Revolving Credit Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agent and such Revolving Credit Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent or that Revolving Credit Lender.

        19.3.6.    PLEDGES TO FEDERAL RESERVE BANKS.    Nothing included in this Agreement shall prevent or limit any Revolving Credit Lender, to the extent that such Revolving Credit Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of that Lender's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the pledging Revolving Credit Lender from any of its obligations hereunder or under any of the Loan Documents.

        19.3.7.    MAXIMUM INTEREST RATE.    Regardless of any provision of any Loan Document, neither the Agent nor any Revolving Credit Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by Applicable Law. Any payment which is made which, if treated as interest on a

Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

  19.4.    WAIVERS.

        (a)   The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 19.19(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and each Revolving Credit Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

        (b)   THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

          (i)    Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

          (ii)   Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's exercising of the Agent's rights upon default.

          (iii)  THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY REVOLVING CREDIT LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY REVOLVING CREDIT LENDER OR IN WHICH THE AGENT OR ANY REVOLVING CREDIT LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT AND EACH REVOLVING CREDIT LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

          (iv)  The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

          (v)   Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

          (vi)  Any claim to consequential, special, or punitive damages.

GANDER MOUNTAIN COMPANY
By:	/s/ DENNIS M. LINDAHL
Print Name:	Dennis M. Lindahl
Title:	Assistant Treasurer
FLEET RETAIL FINANCE INC., as Agent and as a Revolving Credit Lender
By:	/s/ SALLY A. SHEEHAN
Print Name:	Sally A. Sheehan
Title:	Director
FOOTHILL CAPITAL CORPORATION, as Syndication Agent and as a Revolving Credit Lender
By:	/s/ SANAT AMLADI
Print Name:	Sanat Amladi
Title:	AVP
THE CIT GROUP/BUSINESS CREDIT, INC., as a Revolving Credit Lender
By:	/s/ JEROME P. SEPICH
Print Name:	Jerome P. Sepich
Title:	Vice President
IBJ WHITEHALL BUSINESS CREDIT CORPORATION (through its division IBJ Whitehall Retail Finance), as a Revolving Credit Lender
By:	/s/ JOHN L. PALERMO
Print Name:	John L. Palermo
Title:	V.P.

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  Exhibit 10.1
TABLE OF CONTENTS
EXHIBITS and SCHEDULES
LOAN AND SECURITY AGREEMENT Fleet Retail Finance Inc., as Agent
WITNESSETH